Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

SONY DADC US INC.,

ENTERTAINMENT DISTRIBUTION COMPANY (USA), LLC

and

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

DATED October 31, 2008

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- iii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of October 31, 2008, is made and entered into by and among SONY DADC US INC., a corporation organized under the Laws of the State of Delaware (the “Purchaser”) and ENTERTAINMENT DISTRIBUTION COMPANY, LLC (“EDC”) and ENTERTAINMENT DISTRIBUTION COMPANY (USA), LLC (“EDC USA”), each a limited liability company organized under the Laws of the State of Delaware (EDC and EDC USA, collectively, the “Sellers,” and each, a “Seller”).

RECITALS

WHEREAS, the Sellers are engaged in the business of replicating compact discs and digital versatile discs, packaging and distribution services and related services;

WHEREAS, upon and subject to the terms and conditions set forth herein, the Sellers propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Sellers, certain of the assets used or held for use by the Sellers in the conduct of the Business, and the Purchaser proposes to assume certain specified liabilities and obligations of the Sellers set forth in this Agreement; and

WHEREAS, as a condition to the Parties’ execution of this Agreement, EDC USA, the Purchaser and UMG have entered into Amendment No. 3 to UMG CD Agreement; Amendment No. 1 to  the U.S. DVD Manufacturing And Related Services Agreement dated as of May 31, 2005 between UMG and EDC USA; and Amendment No. 2 to UMG Distribution Agreement, each of which is dated as of the date hereof, but effective as of the Closing Date, authorizing the assignment of such  agreements to Purchaser and modifying certain of the terms thereof (collectively, the “UMG Assignment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Certain Definitions

.  For purposes of this Agreement, the following terms when capitalized shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” means this Asset Purchase Agreement, as amended from time to time.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Assignment of Fishers Sub-Lease Agreement, UMG Assignment Agreements, Union Agreement, and each agreement, document, instrument or certificate (including, without limitation the certificates referred to in Sections 9.2(a) and 9.3(b)) contemplated by this Agreement to be executed by the Purchaser or either of the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Bankruptcy and Equity Exception” means except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

“Business” means the following services with respect to Products in North America: (i) pre-production services (expressly excluding content mastering (other than glass mastering), authoring and similar content preparation); (ii) selection of raw materials suppliers; (iii) purchasing raw materials (including components) from various suppliers such as pressing plants, duplicators and printers; (iv) replication and manufacturing; (v) assembly and packaging; (vi) staging for shipment components to various points; (vii) staging for shipment finished units from point of manufacture to distributors and other shipment locations; (viii) inventory control with respect to raw material component parts; (ix) physical distribution; (x) processing of returns for scrap or return to inventory; (xi) inventory control (but excluding the ordering and determination of such inventory levels) and warehousing with respect to finished units; and (xii) shipment of finished units.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“CBA” means the Agreement effective April 3, 2007 by and among EDC USA and the Union.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“COBRA Continuation Coverage” means the continuation coverage requirements under Code Section 4980B and Part 6 of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral, to which either Seller is a party or by which either Seller is bound.

“Consequential Damages” means, for purposes of Article XI of this Agreement, those damages that (i) are remote, speculative or punitive or (ii) arise solely from the special circumstances of the Indemnified Party that have not been communicated to the Indemnifying Party prior to date of this Agreement, and Consequential Damages do not, in any case, include those damages that are direct, general or incidental (including, without limitation, lost profits and diminution in value).

“Effective Time” 12:01 a.m. EST on the Closing Date.

“Employment Agreement” means any contract respecting the terms and conditions of employment or payment of compensation or benefits with respect to any employee.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has an obligation to make, contributions providing benefits to current and former employees or their dependents, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits or fringe benefits and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Environmental Laws” means any federal, state or local Law, administrative or court order relating to the environment, human health or safety from pollution, product content restrictions, electronic waste disposal, or other environmental degradation or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, and any similar international, state and local Laws or by-laws, the rules, regulations, ordinances, administrative or courts orders and interpretations thereunder, all as the same shall be in effect from time to time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that together with the Sellers would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained by any ERISA Affiliate, or to which such ERISA Affiliate makes, or has an obligation to make, contributions.

“Final Working Capital Schedule” means the Working Capital Schedule as finally determined pursuant to Section 3.4 hereof.

“Financial Statements” means collectively the Fishers Financial Statements and the Pro Forma Balance Sheet.

“Fishers Business Employees” means all individuals who are employed by the Sellers immediately prior to the Closing Date working at the Fishers Distribution Center (including (a) those on military leave and family and medical leave, (b) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state Law, under any applicable collective bargaining agreement or under any leave of absence policy, and (c) those on short-term disability under a short-term disability program).

“Fishers Distribution Center” means the real property located at 9999 East 121st Street, Fishers, Indiana 46037-9727 leased by EDC USA as tenant pursuant to the Fishers Sub-Lease, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Sellers attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Fishers Financial Statements” means the unaudited balance sheets and income statements of the Business operations at the Fishers Distribution Center as of and for the twelve months ended December 31, 2007 and the nine months ended September 30, 2008 included in Schedule 4.3 of the Disclosure Schedule.

“Former Business Employee” means those individuals listed on Schedule 1.1(b)  who are not Transferred Employees or Retained Employees but who were, at any time before the Effective Time, employed by the Sellers at or solely in connection with the Business, including employees of the Business who will cease employment upon or after the Effective Time as a result of the closure of the Business facilities at Kings Mountain, North Carolina, Reno, Nevada, Wilkes-Barre, Pennsylvania and employees located at the Business facility in New York, New York.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any federal, state, local, municipal or foreign (i) government, (ii) governmental authority or (iii) governmental body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, including any court, tribunal, arbitral body, commission, administrative agency or quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

“Group Health Plan” means, collectively, all of the Code Section 105 group health plans offered by (as specified in the text) the Sellers’ Affiliates or the Purchaser.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Hazardous Materials” means any and all pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials or wastes, substances, materials, products, petroleum (including crude oil or any fraction thereof), petroleum products or petroleum distillates, fractions or wastes, pesticides, asbestos-containing materials, urea formaldehyde foam, heavy metals and any other wastes, materials, chemicals or substances regulated or restricted pursuant to any applicable Environmental Law.

“Kings Mountain Facility” means the facility of the Business owned by EDC USA located at 700 Battleground Road, Grover, North Carolina 28073-0400 (together with all fixtures and improvements thereon).

“Knowledge” with respect to the Sellers, means the actual knowledge of the Persons listed on Schedule 1.1(c) after reasonable inquiry by each such Person.

“Law” means all laws, statutes, common law, treaties, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, any Governmental Entity.

“Liabilities” means any debt, liability, commitment or obligation, of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, registrations, authorizations, variances and similar rights issued by any Governmental Entity.

“Liens” means all mortgages, liens, statutory liens, pledges, security interests, charges, claims, restrictions, rights of first refusal and encumbrances of any kind or nature whatsoever.

“Master Landlord” means Fishers Indiana Warehouse Limited Partnership.

“Master Lease” means the Lease dated as of July 15, 1992, re-executed on August 30, 1993, and amended by that certain First Amendment to Lease Agreement dated as of March 31, 2000 by and between Master Landlord, as successor in interest to Project Indiana Inc., successor in interest to Industrial Developments International, Inc., and Sublandlord, as successor in interest to Polygram Group Distribution, Inc.

“Material Adverse Effect” means any event, condition, change, fact, circumstance or effect, which individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the operation of the Business at the Fishers Distribution Center or the customer relationship with UMG, including without limitation, any material damage to the Fishers Distribution Center; any material damage to or inoperability of the equipment comprising the Transferred Assets; the loss of that number of employees at the Fishers Distribution Center which exceeds by more than 20% the historical attrition rate during such time period; the adoption of any Law that materially limits, or is reasonably likely to materially limit, the operation of the Business at the Fishers Distribution Center; the violation of any Law, or the taking of any action or the threat of any action by a Governmental Entity, that would, or is reasonably likely to, prevent or limit in any material respect the operation of the Business at the Fishers Distribution Center; a material default under the Fishers Sub-Lease which is not, or has not been, cured within any applicable cure period thereunder and which gives rise to a right of termination of the Fishers Sub-Lease; the delivery of a Key Failure Notice (as defined in Section 9.1 of the UMG Supply Agreements) under any UMG Supply Agreement which is not, or has not been,  cured within any applicable cure period thereunder, provided that such cure period shall not extend beyond the fifteenth day prior to the Termination Date; written notice by UMG to terminate any of the UMG Supply Agreements; an amendment of the Fishers Sub-Lease or any UMG Supply Agreement without the Purchaser’s consent; acts of war or terrorism that materially and adversely impact the operation of the Business at the Fishers Distribution Center; or a violation of Sections 6.1(m), 6.1(n), 6.1(o), 6.1(p) or 6.1(q).

“Net Working Capital” means the accounts receivable (net of allowance for doubtful accounts), inventory, and prepaid expenses included in the Transferred Assets less the accounts payable, accrued expenses and ordinary course liabilities set forth in Section 2.3(d) hereof included in the Assumed Liabilities, as reflected on the Working Capital Schedule; provided, however, that intercompany accounts receivable and intercompany accounts payable shall not be taken into account in determining Net Working Capital.

“Party” or “Parties” means, individually, the Purchaser or the Sellers and, collectively, the Purchaser and the Sellers.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings (with no risk of forfeiture), (b) pledges, deposits or other Liens securing the performance of surety or appeal bonds, performance bonds or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) restrictions, easements, rights-of-way and other encumbrances of record affecting title to the Fishers Distribution Center which do not interfere with the present use or operation of the Fishers Distribution Center.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Entity or any other entity of any kind or nature whatsoever.

“Products” means any and all types of optical discs now known or hereafter devised, including compact discs in any form and Digital Versatile Discs in any forms and any other high-density optical discs, including, in each case, any successor format or replacement product.  For the purposes of this definition, a compact disc includes audio CD, CD-ROM, Video CD, CD-I, CD-R, CD-RW, Photo CD, Enhanced CD and CD+G as each such term is commonly used and understood. For the purposes of this definition, a Digital Versatile Disc includes DVD-Audio, DVD-Video, DVD-ROM, DVD-R, DV-RW and DVD-RAM, as each such term is commonly used and understood.

“Pro Forma Balance Sheet” means the combined balance sheet of EDC and EDC USA as of September 30, 2008, adjusted to eliminate EDC’s investment in its foreign subsidiaries and to reflect the assumption that the Closing had occurred as of such date and after giving effect to the required paydown of debt under the Senior Credit Facility and other contemplated payments immediately following the Closing, included in Schedule 4.3 of the Disclosure Schedule.

“Reference Calculations” means the methodology used to prepare the sample calculation of “Net Working Capital” as set forth on Schedule 1.1(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Materials into or through soil, surface water or groundwater.

“Retained Employees” means those individuals who are Fishers Business Employees listed on Schedule 1.1(e) who will remain employed by the Sellers after the Effective Time.

“Sellers Affiliates” means Entertainment Distribution Holding GMBH, Entertainment Distribution Company GMBH, Entertainment Distribution Company Netherlands Holdings Company B.V., Glenayre Electronics (UK) Ltd., EDC UK Holdings Limited, EDC Blackburn Limited, EDCI Holdings, Inc. and GEI EDC Holding Company.

“Sellers Employee Benefit Plan” means (i) each Employee Benefit Plan with respect to the Sellers and/or their Affiliates, and/or (ii) each ERISA Affiliate Plan.

“Sellers European Affiliates” means Entertainment Distribution Holding GMBH, Entertainment Distribution Company GMBH, Glenayre Electronics (UK) Ltd., EDC UK Holdings Limited, EDC Blackburn Limited, and Entertainment Distribution Company Netherlands Holdings Company B.V.

“Senior Credit Facility” means that certain Credit Agreement dated as of May 31, 2005 among the Sellers, as obligors, Wachovia Bank, National Association, a national banking association, in its capacity as Administrative Agent, and the other lenders referred to therein, as such Credit Agreement is amended, restated, refinanced or replaced, from time to time.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Sublandlord” means Universal Music & Video Distribution, Corp.

“Target Working Capital Range” means Net Working Capital between $(375,000) and $0.0.

“Tax” or “Taxes” means, with respect to any Person, (i) all taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, escheat, license, withholding, payroll, employment, excise, severance, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, customs duties or other taxes, fees (including accounting, financial advisor and legal fees directly associated therewith), assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person or a member of an affiliated or combined group, (B) being a member of an affiliated, consolidated, unitary or combined group or (C) a contractual obligation or otherwise.

“Tax Return” means any report, return, declaration, statement or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“UMG” means UMG Recordings, Inc.

“UMG CD Agreement” means the U.S. CD Manufacturing and Related Services Agreement dated as of May 31, 2005 between UMG and EDC USA.

“UMG Distribution Agreement” means the U.S. Distribution and Related Services Agreement dated as of May 31, 2005 between UMG and EDC USA.

“UMG Supply Agreements” means the U.S. HDFD Manufacturing and Related Services Agreement dated as of May 31, 2005 between UMG and EDC USA, the UMG CD Agreement, and the UMG Distribution Agreement, in each case as amended and modified by the UMG Assignment Agreements.

“Union” means, collectively, International Union United Automobile, Aerospace & Agricultural Implement Workers of America, UAW and Local Union No. 761.

“WARN Act” means the United States Worker Adjustment Retraining and Notification Act of 1988, and similar state and local Laws.

“Welfare Benefits” means the types of benefits described in the definition of “Welfare Plan” (whether or not covered by ERISA).

“Welfare Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any short-term disability program classified as a “payroll practice,” any group health plan within the meaning of Code Section 105, any cafeteria plan within the meaning of Code Section 125, any dependent care assistance program within the meaning of Code Section 129, any adoption assistance plan within the meaning of Code Section 137, and any tuition assistance plan within the meaning of Code Section 127.

“Working Capital Deficit” means the amount by which the Net Working Capital is below the lowest dollar amount of the Target Working Capital Range.

“Working Capital Schedule” means a statement of the Transferred Assets and Assumed Liabilities included in the calculation of Net Working Capital computed as of the close of business on the day prior to the Closing Date.

“Working Capital Surplus” means the amount by which the Net Working Capital exceeds the highest dollar amount of the Target Working Capital Range.

Section 1.2    Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
2009 Volumes	3.3(a)
85% Target Volumes	3.3(a)
Accounting Referee	3.4(c)
Acquisition Proposal	6.12(a)
Additional Purchase Price	3.3(a)
Assumed Contracts	2.1(c)
Assumed Liabilities	2.3
Assignment and Assumption Agreement	9.2(c)
Assignment of Fishers Sub-Lease Agreement	9.2(d)
Bill of Sale	9.2(b)
Claim Notice	11.5(a)
Closing	9.1
Closing Date	9.1
Confidential Information	7.1(b)
Consent	4.12
Direct Claims Dispute Period	11.5(c)
Disclosure Schedule	IV
EDC	Preamble
EDC USA	Preamble
Excluded Assets	2.2
Excluded Liabilities	2.4
Fishers Sub-Lease	2.1(b)
Fundamental Representations	11.1
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
International Customers	7.2(a)
Inventory	2.1(i)
IP Rights	4.19(a)
Liability Claim	11.5(a)
Litigation Conditions	11.5(b)
Losses	11.2
Material Contract	4.10(a)
Personal Property	2.1(d)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Indemnified Parties	11.2
Relocated Assets	2.5
Remediation	11.4
Representatives	6.2(a)
Response Notice	11.5(c)
Restricted Customer	7.3(a)
Security Documents	11.9

Sellers	Preamble
Sellers Indemnified Parties	11.3
Sellers IP Rights	4.19(b)
Shortfall Customer	3.3(a)
Sub-Lease Adjustment	6.13
Termination Date	10.1(b)
Third Party Claim	11.5(b)
Third-Party IP Rights	4.19(b)
Transferred Assets	2.1
Transferred Employees	6.3(a)
UMG Assignment Agreements	Preamble
Union Agreement	6.3(d)
Working Capital Dispute Period	3.4(b)

Section 1.3    Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.1    Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, at the Closing, the Sellers shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, all right, title and interest in and to all of the following assets, properties and rights of the Business (such assets, properties and rights, being referred to as the “Transferred Assets”), free and clear of all Liens, other than Permitted Liens:

(a)           all rights of the Sellers under the UMG Supply Agreements;

(b)           all rights of the Sellers under the sublease related to the Fishers Distribution Center between EDC USA and Sublandlord dated March 31, 2005, as amended (the “Fishers Sub-Lease”);

(c)           all rights of the Sellers under all Contracts listed on Schedule 2.1(c) (each, an “Assumed Contract,” and collectively, the “Assumed Contracts”);

(d)           all assets, including all equipment, furniture, fixtures, leasehold improvements and other personal property, located at, used in connection with or related to the operation of the Business at the Fishers Distribution Center (the “Personal Property”), including, but not limited to those assets which are listed on Schedule 2.1(d);

(e)           a non-exclusive, non-transferable (except as permitted by Section 12.3), royalty-free, perpetual right and license of the Purchaser and its Affiliates to use, copy, store, install and distribute internally the IP Rights used in connection with the operation of the Fishers Distribution Center (but excluding any IP Rights listed as an Excluded Asset on Schedule 2.2(e)), which right and license includes the right to permit consultants and service providers to access, use, store, install and operate the IP Rights so licensed on behalf of the Purchaser and its Affiliates as reasonably necessary to support the business operations of the Purchaser and its Affiliates, including for production, back-up, testing, development, contingency and archival purposes;

(f)           all Software used in connection with the operation of the Fishers Distribution Center (but excluding Software listed as an Excluded Asset on Schedule 2.2(e));

(g)           all accounts receivable, pre-paid expenses and deposits related to the operation of the Business at the Fishers Distribution Center, other than any such account receivable from UMG pursuant to any of the UMG Supply Agreements that is as of the Closing Date past due by not more than seven days;

(h)           the equipment located at the Kings Mountain Facility listed on Schedule 2.1(h);

(i)           all non-customer-owned inventory, including finished goods, raw materials, work in progress, supplies, packaging material and other inventory property located at the Fishers Distribution Center (the “Inventory”); and

(j)           copies of the following items of each Seller related to the Business conducted at the Fishers Distribution Center:  sales records and materials; accounting information to include invoice level detail of vendor payments for the previous twelve (12) months and account reconciliations for any transferred account included on the Working Capital Schedule with descriptions of any salient issue(s) guiding Sellers’ management estimates; pricing information, customer lists, vendor lists, customer and vendor files, correspondence with customers and suppliers, technical materials, product specifications, service manuals, warranties, property maintenance schedules, service contracts and other material documents relating to the Fishers Distribution Center; correspondence with any lessor or sublessor under the Fishers Sub-Lease; and personnel records of Transferred Employees; provided that each Seller shall make commercially reasonable efforts to provide support for and respond to inquiries with respect to accounting related issues related to the Business conducted at the Fishers Distribution Center.

Section 2.2    Excluded Assets.  Notwithstanding anything to the contrary set forth herein, Sellers shall not sell, and Purchaser shall not purchase or acquire, and the Transferred Assets shall not include, the following assets, properties and rights of the Business (collectively, the “Excluded Assets”):

(a)           all of the Sellers’ cash and cash equivalents;

(b)           the Kings Mountain Facility;

(c)           all assets located at the Business facilities at Kings Mountain, North Carolina, Wilkes-Barre, Pennsylvania and Reno, Nevada, other than those assets listed on Schedule 2.1(h) or transferred to the Purchaser pursuant to Section 2.1(j);

(d)           rights to refunds of Taxes paid by the Sellers, whether paid directly by the Sellers or indirectly by a third party on the Sellers’ behalf, regardless of whether such rights have arisen or hereafter arise;

(e)           the IP Rights and Software of the Business listed on Schedule 2.2(e);

(f)           all accounts receivable related to the operation of the Business at the Kings Mountain Facility;

(g)           assets of the Fishers Distribution Center listed on Schedule 2.2(g);

(h)           all patents, trademarks, copyrights, tradenames, service marks, service names, Internet domain names and similar user names of the Sellers;

(i)           (x) the Sellers’ limited liability company books and records of internal proceedings, tax records, work papers and SOX narratives and workpapers, and (y) the original records of Sellers, copies of which will be delivered to the Purchaser pursuant to Section 2.1(j);

(j)           all rights of the Sellers under this Agreement and any Ancillary Agreement;

(k)           all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability; and

(l)           any contracts of insurance in respect of the Business, any reimbursement for, or other benefit associated with, prepaid insurance, and any rights associated with any prepaid expense for which Purchaser will not receive the benefit after the Closing Date and which is not included in the Working Capital Schedule, including, without limitation, any insurance proceeds with respect to events occurring prior to the Closing Date.

Section 2.3    Assumed Liabilities.  In connection with the purchase and sale of the Transferred Assets, and simultaneously with the sale, transfer, conveyance and assignment to Purchaser of the Transferred Assets at the Closing, Purchaser shall assume and pay, discharge and perform, as and when due only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)           the obligations of the Purchaser under the UMG Supply Agreements arising on or after the Closing Date;

(b)           the obligations of EDC USA under the Fishers Sub-Lease arising on or after the Closing Date;

(c)           the obligations of the applicable Seller under each Assumed Contract arising on or after the Closing Date;

(d)           the following ordinary course liabilities as of the Closing Date of either Seller related to the operation of the Business at the Fishers Distribution Center so long as the amount of each such liability is set forth on the Final Working Capital Schedule: (i) accounts payable not past due owed to the vendors listed on Schedule 2.3(d), (ii) accrued liabilities for amounts that are not yet due or payable under the Assumed Contracts or the Fishers Sub-Lease, (iii) accrued salaries and wages with respect to Transferred Employees that are not yet due and payable (including salaries, hourly wages, overtime, vacation pay and related salary and wage liabilities), (iv) accrued employee taxes and benefits with respect to Transferred Employees not yet due and payable related to the accrued salaries and wages referred to in subsection (iii) (including employer matching 401(k) contributions, profit sharing contributions, withholdings, employer portion of payroll taxes including FICA, FUTA, SUTA and related taxes and withholdings solely with respect thereto), (v) accrued paid-time-off  with respect to Transferred Employees (including non-union vacation carryovers and union time-off) and (vi) accrued other (including building care, consulting fees, equipment leases, maintenance contracts, outside services, utilities, refuse removal and related liabilities); provided, however, that if any Liability referred to in this Section 2.3(d) is not set forth on the Final Working Capital Schedule, then the Purchaser shall have no responsibility for any such Liability; and

(e)           all Liabilities incurred, arising out of or relating to the operation by the Purchaser of the Fishers Distribution Center or the ownership of the Transferred Assets, from and after the Closing Date.

Section 2.4    Excluded Liabilities.  EXCEPT FOR THE ASSUMED LIABILITIES, PURCHASER SHALL NOT AND DOES NOT ASSUME ANY LIABILITIES OF SELLERS (OR ANY PREDECESSOR OF SELLERS OR ANY PRIOR OWNER OF ALL OR ANY PART OF THE BUSINESS OR TRANSFERRED ASSETS), THEIR AFFILIATES OR RELATING TO THE BUSINESS, WHETHER OR NOT ARISING OUT OF OR RELATING TO THE TRANSFERRED ASSETS OR THE BUSINESS OR ANY OTHER BUSINESS OF SELLERS OR THEIR AFFILIATES.  ALL SUCH LIABILITIES SHALL AFTER THE CLOSING REMAIN THE EXCLUSIVE RESPONSIBILITY OF SELLERS OR THEIR AFFILIATES (AS APPLICABLE) (“EXCLUDED LIABILITIES”).  Such Excluded Liabilities shall include, without limitation:

(a)           Any warranty claim, product liability or similar claim (including, without limitation, for injury to person or property) regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Sellers, or alleged by a third party to have been made by the Sellers, or which is imposed or asserted by a third party to be imposed by operation of Law or contractually, in connection with any service performed or Product manufactured or sold by either Seller prior to the Closing Date, including without limitation any claim seeking recovery for consequential damages, lost revenue or income;

(b)           any Liability with respect to the Excluded Assets or other assets of either Seller which are not Transferred Assets;

(c)           all Liabilities (including under any Environmental Law) incurred, arising out of or relating to the operation of the Fishers Distribution Center or the ownership of the Transferred Assets, prior to the Closing Date;

(d)           all costs (including all WARN Act Liabilities) related to the closure of the Sellers’ facilities located at Kings Mountain, North Carolina, Reno, Nevada and Wilkes-Barre, Pennsylvania; or

(e)           any Liability of the Sellers, other than in respect of the operation of the Fishers Distribution Center or the ownership of the Transferred Assets, whether before, on or after the Closing Date, including, without limitation, any Liability arising out of or relating to the Sellers’ facilities located at Kings Mountain, North Carolina, Reno, Nevada and Wilkes-Barre, Pennsylvania.

Section 2.5    Expenses of Relocating Transferred Assets.  The Purchaser shall reimburse the Sellers for all costs and expenses (including without limitation, inventorying, labeling for shipment, palletizing, picking, packing, corrugating, decommissioning and handling, each of which shall be conducted in a commercially reasonable manner or shall be approved by the Purchaser) of preparing all customer owned inventory, Inventory and other Transferred Assets that are not located at the Fishers Distribution Center on the Closing Date (“Relocated Assets”) for shipment from the applicable Seller’s loading dock at the applicable Business facility; provided that the amount of such costs and expenses shall be mutually agreed by Sellers and Purchaser prior to the incurrence thereof.  The Parties shall cooperate in good faith to persuade Sellers’ customers with customer owned inventory not located at the Fishers Distribution Center to agree to scrap, rather than ship to the Purchaser, an appropriate portion of each such customer’s customer owned inventory.  The Purchaser shall promptly reimburse the Sellers for such costs and expenses upon its receipt of appropriate evidence thereof.  Purchaser shall be solely responsible for all costs and expenses (including the cost of shipping from Seller’s loading dock and post-shipping relabeling) of shipping the Relocated Assets from the applicable Seller’s loading dock to the Fishers Distribution Center or other location designated by Purchaser.

ARTICLE III
PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

Section 3.1    Purchase Price.  Subject to adjustment pursuant to Section 3.3 below, the aggregate amount to be paid for the Transferred Assets (the “Purchase Price”) shall be $26.0 million.  The Purchase Price shall be increased by any Working Capital Surplus or reduced by any Working Capital Deficit.  In addition to the foregoing payment, as consideration for the sale, assignment, transfer and delivery of the Transferred Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

Section 3.2    Payment of Purchase Price.

(a)           On the Closing Date, the Purchaser shall pay or cause to be paid to EDC USA the Purchase Price.

(b)           Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with Section 3.4 below, if there is a Working Capital Deficit, the Sellers shall pay to the Purchaser an amount equal to the Working Capital Deficit and if there is a Working Capital Surplus, the Purchaser shall pay to the Sellers an amount equal to the Working Capital Surplus.

(c)           In addition, on the Closing Date, the Purchaser shall have the right to purchase, free and clear of all Liens, from the Sellers certain equipment otherwise constituting an Excluded Asset pursuant to Section 2.2(c).  Purchaser shall identify the specific equipment to be purchased by it from the equipment listed on Schedule 3.2(c), by giving written notice to EDC USA at least five (5) Business Days prior to the Closing Date.  The purchase price to be paid by the Purchaser for each such item of equipment shall be the price set forth on such schedule under the heading “EDC Engr Estimate”; provided however, that the aggregate purchase price for the equipment so identified by the Purchaser shall not exceed $1.5 million.  Purchaser shall pay the aggregate purchase price for such equipment in four equal monthly installments on the first, second, third and fourth month anniversaries of the Closing Date.  Notwithstanding anything to the contrary contained herein, all equipment purchased pursuant to this Section 3.2(c) shall be deemed to be a Transferred Asset for all purposes of this Agreement (including, without limitation, Articles IV, VI and XI) beginning on the date that Purchaser so identifies such equipment.  Such equipment shall be delivered to the Purchaser following the Closing, as the Purchaser shall direct, and the cost of preparing such equipment for shipment shall be reimbursed pursuant to Section 2.5 hereof.

(d)           All payments required under this Section 3.2 or any other provision of this Agreement shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Sellers or the Purchaser, as applicable.

Section 3.3    Additional Purchase Price

(a)           EDC USA shall be entitled to receive from the Purchaser the amount (the “Additional Purchase Price”) (or a pro rata portion of such amount to the extent provided below) set forth next to the name of the four current third party customers of the Business conducted by the Sellers at the Fishers Distribution Center set forth on Schedule 3.3 upon the occurrence of any of the following with respect to such customer:  (i) the orders of Products by such customer to the Purchaser from the Closing Date to the one year anniversary of the Closing Date (“2009 Volumes”) are equal to or exceed 85% of the actual volumes of Products ordered by such customer during 2008 (“85% Target Volumes”), or if such purchases are less than 85% Target Volumes, EDC USA shall receive a pro rata portion of the amount set forth for such customer on Schedule 3.3 based on the percentage of 2009 Volumes compared to the 85% Target Volumes or (ii) Purchaser shall terminate its customer relationship with such customer during the one year period following the Closing Date, in which case EDC USA shall be entitled to receive the full amount set forth for such customer on Schedule 3.3, unless such termination occurs as a result of a default by the customer or such customer is deemed in good faith by Purchaser to present an unacceptable credit risk based on a standard credit application/investigative process, requiring applicants to provide banking and trade references and utilizing Dun and Bradstreet qualitative measures such as Financial Stress and Commercial Credit Score Percentiles as well as the results from the credit investigation.  In addition, to the extent orders of any customer set forth on Schedule 3.3 are less than its 85% Target Volumes (a “Shortfall Customer”), and orders of Products by any other former customer of EDC USA at the Fishers Distribution Center to the Purchaser during calendar year 2009 that have an average sales price (“ASP”) not more than 7.0% below the ASP of any applicable Shortfall Customer, such other customer’s orders shall be added to the 2009 Volumes for any one or more (without duplication) applicable Shortfall Customers (in each case, up to each Shortfall Customer’s 85% Target Volumes) for purposes of calculating the Additional Purchase Price.

(b)           Within thirty (30) days following the Closing, EDC USA will provide Purchaser with a report showing the actual volumes purchased during 2008 by the customers listed on Schedule 3.3. Within thirty (30) days of the end of calendar year 2009, Purchaser shall provide a report to EDC USA showing the 2009 Volumes of the customers set forth on Schedule 3.3 and any other former EDC USA customers with an ASP not more than 7.0% below any such listed customer’s ASP, and setting forth the Additional Purchase Price payment to be made to EDC USA pursuant to this Section 3.3 based on such orders.  Each Party shall have the right, exercisable within fifteen (15) days of receipt of the report from the other Party, to review the records of the other Party supporting the customer business described in such report, including copies of purchase orders and invoices and shall notify the other Party of any dispute regarding the 2008 volumes or the calculation of the Additional Purchase Price owed, as applicable.  Inspection of such records shall be conducted during normal business hours, under the supervision of such Party’s personnel and in such manner that is to not unreasonably interfere with the normal operations of such Party.  If Purchaser terminates its relationship with any customer pursuant to Section 3.3(a)(ii) above, it shall provide prompt written notice to EDC USA of such termination, the reasons for such termination and a statement regarding any payment owed as a result of such termination.  EDC USA shall keep all information received in connection with this Section 3.3(b) confidential.

(c)           Purchaser shall be entitled to hold any amounts payable to EDC USA pursuant to this Section 3.3 until eighteen (18) months and thirty (30) days after the Closing Date in order to satisfy any indemnification claims by the Purchaser pursuant to Article XI.

Section 3.4    Adjustment of Purchase Price for Working Capital.

(a)           Within sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers the Working Capital Schedule and its calculation of the Working Capital Deficit or Working Capital Surplus, if any, based thereon.  The Working Capital Schedule shall be prepared in accordance with GAAP and shall be calculated consistent with the Reference Calculations.

(b)           The Sellers shall have thirty (30) days following receipt of the Working Capital Schedule delivered pursuant to Section 3.4(a) during which to notify the Purchaser of any dispute of any item contained therein (the “Working Capital Dispute Period”), which notice shall set forth in detail the basis for such dispute.  The Purchaser and the Sellers shall thereafter cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Working Capital Schedule shall be finalized in accordance with the agreement of the Purchaser and the Sellers.  In the event the Sellers do not notify the Purchaser of any such dispute within the Working Capital Dispute Period or notify the Purchaser within the Working Capital Dispute Period that they do not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 3.4(a) and the Purchaser’s calculation of the Working Capital Deficit or Working Capital Surplus, if any, shall be final and binding upon the Parties and shall become the Final Working Capital Schedule.

(c)           In the event the Purchaser and the Sellers are unable to resolve any dispute regarding the Working Capital Schedule, notice of which was delivered during the Working Capital Dispute Period, within fifteen (15) days following the Purchaser’s receipt of such notice, such dispute shall be submitted to a nationally recognized accounting firm mutually agreed to by the Sellers and the Purchaser (the “Accounting Referee”).  In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Working Capital Schedule with respect to which notice of dispute was delivered during the Working Capital Dispute Period and as to which the Sellers continue to disagree.  The Accounting Referee’s determination of the disputed items of the Working Capital Schedule and the Working Capital Deficit or Working Capital Surplus, if any, based thereon shall be final and binding on the Parties and shall become the Final Working Capital Schedule.  The Accounting Referee shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement.  The expenses of the Accounting Referee shall be shared equally by the Sellers on the one hand and the Purchaser on the other hand.

Section 3.5    Allocation of Purchase Price.   The Purchase Price and any other consideration paid by the Purchasers (or deemed to be paid by the Purchasers to the Sellers) shall be allocated as set forth on Schedule 3.5.  To the extent the Purchase Price is adjusted pursuant to Sections 3.3 or 3.4, the Parties shall amend Schedule 3.5 consistently to reflect such adjustments.  The Parties acknowledge that such allocation represents the fair market value of the Transferred Assets and shall be binding upon them for federal, state, foreign and local Tax purposes.  The Purchaser and the Sellers shall file their Tax Returns (and IRS Form 8594) in a manner consistent with such allocation and neither Party shall thereafter voluntarily take a Tax Return position inconsistent with such allocation in an audit or other inquiry or examination by the Internal Revenue Service or other Governmental Entity relating to Taxes.  If there is an increase or decrease in the consideration within the meaning of Treasury Regulations Sections 1.1060-1(e)(ii)(B) after the Parties have filed the initial IRS Form 8594, the Parties shall allocate such increase or decrease among the Transferred Assets as required by and consistent with Section 1060 of the Code and the applicable Treasury Regulations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”), each of the Sellers, jointly and severally, represents and warrants to Purchaser as follows:

Section 4.1    Organization; Ownership.

(a)           Each of the Sellers is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties, including the Transferred Assets, and to conduct the Business as now conducted.  Except as would not reasonably be expected to have a Material Adverse Effect, each of the Sellers is qualified to do business and is in good standing in each of the jurisdictions listed on Schedule 4.1(a) of the Disclosure Schedule for such Seller, which constitute each of the jurisdictions in which it is transacting the Business or in which the operation, ownership or leasing of its properties related to the Business make such qualification necessary.

(b)           A majority of the issued and outstanding equity interests of EDC are owned beneficially and of record by GEI EDC Holding Company, a Delaware corporation.  Schedule 4.1(b) of the Disclosure Schedule sets forth all Persons owning any equity interests of EDC and their respective equity interests therein.

(c)           All of the issued and outstanding equity interests of EDC USA are owned beneficially and of record by EDC.  All of the issued and outstanding equity interests of each of the Sellers European Affiliates are owned beneficially and of record, directly or indirectly, by EDC.

Section 4.2    Authority; Noncontravention.

(a)           Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Sellers of this Agreement and the Ancillary Agreements, and the consummation by the Sellers of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions (including any company action and action by the members of each Seller), and no other action on the part of either Seller,  its members or managers or any of the Sellers Affiliates or their respective owners is necessary to authorize the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements and the consummation by them of the transactions contemplated hereby and thereby.  This Agreement has been, and the Ancillary Agreements to which each of the Sellers is a party will be as of the Closing, duly executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party, this Agreement and the Ancillary Agreements constitute, or will constitute as of the Closing, legal, valid and binding obligations of each of the Sellers, as applicable, enforceable against each of the Sellers in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement or the Ancillary Agreements by any Seller nor the consummation by any Seller of the transactions contemplated hereby or thereby, nor compliance by any Seller with any of the terms or provisions of this Agreement or the Ancillary Agreements, will (i) conflict with or violate any provision of the operating agreement or other organizational documents of either Seller, (ii) violate any Law, judgment, writ, order or injunction of any Governmental Entity applicable to either Seller, (iii) except as provided on Schedule 4.2(b)(iii) of the Disclosure Schedule, violate or constitute a default under any of the terms, conditions or provisions of any Contract to which either Seller is a party or by which either Seller is bound, except as would not be reasonably expected to have a Material Adverse Effect or have a material adverse effect on the ability of either Seller to perform its obligations under this Agreement, or (iv) except as provided on Schedule 4.2(b)(iv) of the Disclosure Schedule, give rise to a right of termination, cancellation, modification or acceleration or loss of any material benefit under any Assumed Contract, the Fishers Sub-Lease or any UMG Supply Agreement or result in a Lien on any Transferred Asset.

(c)           No declaration, filing or registration by any Seller with, or notice by the Seller to, or authorization, consent or approval by any Seller of any Governmental Entity is necessary for the execution, delivery and performance by the Sellers of this Agreement or the Ancillary Agreements.

Section 4.3    Financial Statements.  Schedule 4.3 of the Disclosure Schedule contains the Financial Statements.  Except as disclosed in Schedule 4.3 of the Disclosure Schedule or the Fishers Financial Statements, the Fishers Financial Statements fairly present in all material respects the financial condition and the results of operations of the Business conducted at the Fishers Distribution Center as at the respective dates of and for the periods referred to in such Fishers Financial Statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes; provided, however, that the Fishers Financial Statements present such information in accordance with the Sellers’ historical accounting principles consistent with GAAP. Except as disclosed in Schedule 4.3 of the Disclosure Schedule, the Pro Forma Balance Sheet fairly presents in all material respects the financial statements of EDC and EDC USA as of September 30, 2008 assuming the Closing had occurred as of such date, eliminating EDC’s investment in its foreign subsidiaries, and after giving effect to the required paydown of debt under the Senior Credit Facility and other contemplated payments to be made immediately following the Closing and based on reasonable assumptions made in good faith.  The Financial Statements have been prepared from and are in accordance with the books and records of the Sellers and the Business.  Without limiting in any respect the provisions of this Section 4.3, the Fishers Financial Statements may not be indicative of the financial position or results of operations that would have existed if the Fishers Distribution  Center had been operated as a stand alone company as a result of EDCI Holdings, Inc.’s provision of certain corporate, management and other overhead services to  the Sellers.

Section 4.4    Absence of Undisclosed Liabilities.  Except as may be reflected in the Financial Statements or the Working Capital Schedule, and except for liabilities incurred since the date of the Financial Statements in the ordinary course of business, consistent with past practice, Sellers do not have any material Liabilities relating to, or arising in connection with, the Transferred Assets or the Business conducted at the Fishers Distribution Center.

Section 4.5    Absence of Certain Changes.  Since June 30, 2008, the Sellers have only conducted the Business at the Fishers Distribution Facility in the ordinary course consistent with past practice and have not with respect to the Transferred Assets or the Business conducted at the Fishers Distribution Center:

(a)           incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the incurring or the failure to pay or discharge would cause any damage or risk of loss to the Transferred Assets or the Business conducted at the Fishers Distribution Center;

(b)           sold, encumbered, assigned or transferred any assets or properties which would have been included in the Transferred Assets if the Closing had been held on June 30, 2008 or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice and sales of obsolete equipment;

(c)           made or suffered any amendment or termination of, or waived any rights of substantial value under, any Assumed Contract, the Fishers Sub-Lease or any UMG Supply Agreement;

(d)           suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Transferred Assets or the Business conducted at the Fishers Distribution Center, or (ii) suffered any recurring or prolonged shortages, cessation or interruption of supplies or other services required to conduct the Business at the Fishers Distribution Center;

(e)           suffered any Material Adverse Effect; or

(f)           entered into any transaction other than in the ordinary course of business consistent with past practice.

Section 4.6    Personal Property; Title to Assets.

(a)           The Sellers have good, valid and marketable title to, or in the case of the Fishers Sub-Lease, a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens, except Permitted Liens and except for those Liens set forth on Schedule 4.6(a) of the Disclosure Schedule which shall be released before the Closing.  The Transferred Assets constitute all of the assets, rights and properties necessary for the conduct by the Purchaser of the Business at the Fishers Distribution Center after the Closing Date in the same manner as conducted by the Sellers at the Fishers Distribution Center since June 30, 2008.  All of the tangible Transferred Assets used or held for use in the Business conducted at the Fishers Distribution Center are (a) free from material defects or other material deficiency (whether in design or manufacture); (b) usable in the regular and ordinary course of business consistent with past practice; (c) in conformity in all material respects with all applicable Laws and Licenses relating to their construction, use and operation; and (d) except as set forth on Schedule 4.6(a) of the Disclosure Schedule,  in good operating condition and repair, subject to ordinary wear and tear.

(b)           Except as set forth on Schedule 4.6(b) of the Disclosure Schedule, since June 30, 2008, all tangible personal property used in connection with or related to the operation of the Business at the Fishers Distribution Center has been located at the Fishers Distribution Center and has not been moved or relocated, other than with respect to the sale of inventory in the ordinary course of business.

Section 4.7    Taxes.

(a)           The Sellers have duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete real property, personal property, employment, income and other Tax Returns required to be filed under federal, state, local or other Law.  All Taxes of the Sellers have been paid, and there is no liability for any Taxes due and payable in connection with any such Tax Returns and unpaid Taxes not yet due and payable do not exceed the reserve for Taxes in the Financial Statements.  There are no existing Liens for Taxes upon any of the Transferred Assets, except for Liens for Taxes which are not yet due and payable.  All Taxes which the Sellers are required by Law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(b)           None of the Transferred Assets is tax exempt use property under Code Section 168(h).  None of the Transferred Assets is property that a Seller is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).  None of the Sellers is a foreign person within the meaning of Code Section 1445.  None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.  For purposes of Section 4.7(a) and (b), a Seller shall be deemed to include any predecessor of the Seller or any Person from which a Seller incurs a liability for Taxes as a result of transferee liability.

(c)           Each of the Sellers is or has been treated as a partnership for federal, state and local income Tax purposes at all times during its existence.

Section 4.8    Inventory.  The Inventory consists of new and unused items of a quality, quantity and condition useable and saleable in the ordinary course of the Business, is not discontinued or obsolete and is valued at the lower of cost or market value.  Each of the categories of Inventory is at a level normal and adequate for the continuation of the Business in the ordinary course consistent with Sellers’ past practice.

Section 4.9    Leased Real Property.

(a)           The Fishers Sub-Lease is a legal, valid and binding obligation, enforceable in accordance with its terms with respect to EDC USA and, to the Knowledge of the Sellers, each other party to the Fishers Sub-Lease (subject, in each case, to the Bankruptcy and Equity Exception), and there is no existing default or breach by EDC USA under the Fishers Sub-Lease (or any event or condition that, with notice or lapse of time or both, could constitute a default or breach by EDC USA) and, to the Knowledge of the Sellers, there is no such default or breach (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to the Fishers Sub-Lease.  Sellers have not created any condition and there is no Lien, easement, covenant or other restriction applicable to the Fishers Distribution Center that would materially impair the current use or the occupancy by the Sellers of the Fishers Distribution Center.  The term of the Fishers Sub-Lease expires on October 30, 2012.  Prior to the date hereof, the Sellers have delivered to the Purchaser a true, complete and correct copy of the Fishers Sub-Lease and all side letters between EDC USA, the Master Landlord and/or the Sublandlord relating thereto.

(b)           Each Seller’s operation of the Fishers Distribution Center is in compliance in all material respects with all applicable Laws and orders of Governmental Entities.  Neither Seller’s operation of the Fishers Distribution Center, nor either Seller’s current uses and operations conducted at the Fishers Distribution Center, are in violation of the current zoning (whether in the form of ordinances, regulations, or rules).  The Sellers have not received notice (i) of any special assessment relating to the Fishers Distribution Center or any portion thereof or (ii) that  such a special assessment is pending.  To the Knowledge of the Sellers, no such special assessment is threatened.  There does not exist any pending condemnation or eminent domain proceedings that affect the Fishers Distribution Center or, to the Knowledge of the Sellers, any threatened condemnation or eminent domain proceedings that affect the Fishers Distribution Center, and the Sellers have not received any written notice of the intention of any Governmental Entity or other Person to take or use any portion of the Fishers Distribution Center.

(c)           All improvements to the Fishers Distribution Center (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and such improvements are free from material structural defects.  The Sellers have complied with all maintenance or repair obligations under the Fishers Sub-Lease and have obtained all required consents and approvals under the Master Lease and the Fishers Sub-Lease for all actions or omissions of either Seller pursuant thereto.  Except as set forth on Schedule 4.9(c) of the Disclosure Schedule, there are no continuing material maintenance, repair or capital improvement obligations with respect to the Fishers Distribution Center.  The Sellers would have no obligations under the Fishers Sub-Sublease had the same been expiring currently to perform (i) any repairs or (ii) restoration, upon surrender and expiration of the Fishers Sub-Lease.  The Fishers Distribution Center is supplied with utilities and other services adequate for the operation of such facilities as currently conducted, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities.  The Sellers have obtained all agreements, easements or other rights from any other Person necessary to permit the lawful use and operation of the Fishers Distribution Center or any driveways, roads and other means of egress and ingress to and from the Fishers Distribution Center and each such agreement, easement or other right is in full force and effect.  There is no pending or, to the Knowledge of the Sellers, threatened proceeding which could result in the modification or cancellation of such agreements, easements or rights except, in each case, for deviations from the foregoing which could not reasonably be expected to materially impair the continued use of the Fishers Distribution Center as it is currently used.

Section 4.10    Contracts.

(a)           Schedule 4.10 of the Disclosure Schedule sets forth a correct and complete list of the below Contracts currently in force, or under which either Seller has continuing Liabilities, related to the Business, the Transferred Assets or the Fishers Distribution Center (other than the UMG Supply Agreements, the insurance policies listed on Schedule 4.11 of the Disclosure Schedule and the Employee Benefit Plans listed on Schedule 4.17(a) of the Disclosure Schedule) (each, a “Material Contract”).

(i)            Bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property of either Seller, in each case, related to the Transferred Assets or the Fishers Distribution Center;

(ii)            Leases of any Personal Property located at the Fishers Distribution Center or any Transferred Assets;

(iii)           Contracts for capital expenditures or the acquisition or construction of fixed assets at the Fishers Distribution Center requiring the payment by either Seller of an amount in excess of $20,000;

(iv)           Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any Transferred Assets;

(v)            Contracts with either Seller and any sales agent or representative providing for the payment of commissions for work related to the operations of the Fishers Distribution Center that are not terminable without penalty on ninety (90) days’ or less notice;

(vi)           Joint venture or partnership Contracts and all other Contracts providing for the sharing of any profits, in each case, to which either Seller is a party and which relates to the operation of the Fishers Distribution Center;

(vii)           Contracts containing any covenant that purports to materially restrict the business activity of either Seller at the Fishers Distribution Center or materially limit the freedom of either Seller to engage in any line of business or to compete with any Person that are binding with respect to the Fishers Distribution Center or the Transferred Assets;

(viii)         Contracts with customers or suppliers of the Fishers Distribution Center;

(ix)           Employment Agreements with Fishers Business Employees or independent contractors who perform services material to the operation of the Business at the Fishers Distribution Center; and

(x)           Contracts (other than those described in subsections (i) through (ix) of this Section 4.10) to which either Seller is a party and by which the Transferred Assets are bound involving an annual commitment or annual payment to or from either Seller of more than $25,000 individually.

(b)           Each of the Assumed Contracts and the UMG Supply Agreements is a legal, valid and binding obligation enforceable in accordance with its respective terms with respect to the Sellers and, to the Knowledge of the Sellers, each other party to such Assumed Contract and UMG Supply Agreement (subject to the Bankruptcy and Equity Exception), and there is no existing default or breach by either Seller under any such Assumed Contract or UMG Supply Agreement (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of the Sellers, there is no such default or breach (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any such Assumed Contract or UMG Supply Agreement.  The Sellers have no Knowledge of any notice or bona fide threat to terminate any Assumed Contract or any UMG Supply Agreement.  True, correct and complete copies of each Material Contract, each Assumed Contract and each UMG Supply Agreement have been delivered to the Purchaser.

Section 4.11    Insurance.

(a)           Schedule 4.11(a) of the Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained as of the date of this Agreement by or on behalf of the Sellers and relating to the Business operated at the Fishers Distribution Center, indicating the type and amount of coverage maintained thereunder, the name of the insurance carrier or underwriter, and all insurance claims thereunder and worker’s compensation claims received for the past three (3) policy years.  All such insurance policies are valid and binding and in full force and effect. The Sellers are not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice) with respect to their material obligations under any such insurance policies, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification under such policy.

(b)           Except as set forth on Schedule 4.11(b) of the Disclosure Schedule, there is no claim pending or, to the Knowledge of the Sellers, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts was questioned, denied or disputed by the underwriter of such policy.

Section 4.12    Consents.  Schedule 4.12 of the Disclosure Schedule sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Consent”) under any Assumed Contract, the Fishers Sub-Lease, any UMG  Supply Agreement or other Contract required in connection with the execution and delivery by the Sellers of this Agreement or the Ancillary Agreements and the consummation by the Sellers of the transactions contemplated hereby and thereby.

Section 4.13    Compliance with Laws; Licenses.  The Sellers are in compliance in all material respects with all Laws applicable to the Transferred Assets, the Assumed Liabilities and the Fishers Distribution Center.  The Sellers hold all material Licenses from Governmental Entities necessary for the lawful conduct of the Business.  The Sellers are in compliance in all material respects with the terms of all Licenses.

Section 4.14    Legal Proceedings.  Except as set forth on Schedule 4.14 of the Disclosure Schedule, there is no litigation, suit, action, arbitration, administrative or other proceeding or investigation, governmental or otherwise, pending or, to the Knowledge of the Sellers, threatened against, affecting or involving the Sellers, the Fishers Distribution Center or the Transferred Assets before any Governmental Entity.  There are no judgments, orders, decrees or awards before any court, department, commission, board, instrumentality or arbitrator which affect the Sellers, the Fishers Distribution Center or the Transferred Assets.

Section 4.15    Products Liability and Warranty.  With respect to the Business conducted at the Fishers Distribution Center, each Product sold or otherwise delivered by the Sellers has been in conformity with all applicable contractual commitments and all express and implied warranties, if any, and the Sellers have no material liability for replacement or repair of any such Products or other damages or other costs in connection therewith.  No warranty claim, product liability or similar claim has been made against either Seller during the past year relating to any service performed or Product sold or delivered by such Seller with respect to the Business conducted at the Fishers Distribution Center.  There have been no Product recalls by the Sellers.

Section 4.16    Accounts Receivable.  The accounts receivable comprising a part of the Transferred Assets arose from bona fide transactions in the ordinary course of business and are collectible in the book amounts thereof, except to the extent of the Sellers’ reserves as reflected, as of the date of this Agreement, on the Fishers Financial Statements and, as of the date of Closing, on the Final Working Capital Schedule.  None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and Sellers have no Knowledge of any specific facts that would be likely to give rise to any such claim.

Section 4.17    Employment Benefits and Labor Matters

(a)           All of the Sellers Employee Benefit Plans are set forth on Schedule 4.17(a) of the Disclosure Schedule, and neither of the Sellers nor any ERISA Affiliate has made any commitment to any of the Fishers Business Employees to provide any additional employee benefit plans or other arrangements.

(b)           No liability under Title IV or Section 302 of ERISA has been incurred by the Sellers or any ERISA Affiliate for which the Purchaser would be liable under applicable Law as a result of the transactions contemplated by this Agreement; and no Sellers Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

(c)           Each of the Sellers Employee Benefit Plans has been established, maintained, funded, and administered in material compliance with its terms and with applicable federal and state Laws and regulations to which it is subject, including ERISA and the Code and the Treasury Regulations promulgated thereunder, and is, if applicable, qualified under Code Section 401(a).  Each Employee Benefit Plan qualified under Code Section 401(a) has a plan document in the form of a prototype which has received a favorable opinion letter from the Internal Revenue Service.

(d)           Except as set forth on Schedule 4.17(d) of the Disclosure Schedule, there are no strikes, work slowdowns, work stoppages, lockouts, arbitrations, material grievances, unfair labor practice charges or complaints pending or, to the Knowledge of the Sellers, threatened, with respect to any of the Fishers Business Employees.

(e)           Neither Seller nor any of the Sellers Affiliates is a party to any labor or collective bargaining agreement with respect to any of the Fishers Business Employees, other than the CBA.

(f)           Each of the Sellers is in material compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and there are no arrearages in the payment of wages.

(g)           The number of employees employed, as of the date of this Agreement, at the Sellers’ facilities located at Reno, Nevada, Wilkes-Barre, Pennsylvania and New York, New York is 12, 5 and 3, respectively.

Section 4.18    Environmental Matters.

(a)           Since November 1, 2007, the Sellers have been and continue to be in compliance with all Environmental Laws related to the Transferred Assets or the Fishers Distribution Center, except for those matters that would not have a Material Adverse Effect.  There is no investigation, suit, claim, action or proceeding by any Governmental Entity or other Person relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Sellers, threatened, against the Sellers relating to the Transferred Assets or the Fishers Distribution Center.  The Sellers have not received any notice of or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws related to the Transferred Assets or the Fishers Distribution Center.

(b)           Without in any way limiting the foregoing, neither Seller, nor, to the Knowledge of Sellers, any other Person, has buried, Released, emitted, discharged, dumped or disposed of any Hazardous Materials into the environment in violation of Environmental Laws or in quantities that would give rise to liability on the part of either Seller or require cleanup by either Seller under Environmental Laws with respect to the Fishers Distribution Center or any Transferred Assets.

(c)           Neither Seller has received any written request for information, or been notified in writing that it is a potentially responsible party, under CERCLA, or any similar state, local or foreign Law with respect to the Fishers Distribution Center or any Transferred Assets or operations related to any Transferred Assets.

(d)           Neither the Fishers Distribution Center nor any Transferred Assets is listed or is, to the Knowledge of Sellers, proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, or any similar state list of sites requiring investigation or cleanup.

(e)           Except as set forth on Schedule 4.18(e) of the Disclosure Schedule, neither Seller is a party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any Liability pursuant to, or violation of, any Environmental Law related to the Fishers Distribution Center or any Transferred Asset.

(f)           The Sellers have made available to, or provided the Purchaser with, true and correct copies of all environmental permits, Licenses, or authorizations under any Environmental Laws and environmental assessment reports (such as Phase I or Phase II reports) and any other environmental studies in their possession relating to the Fishers Distribution Center or any Transferred Assets.

Section 4.19    Intellectual Property.

(a)           The Sellers own or have the right to use all (i) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (ii) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, and restorations, and registrations and applications therefor; and (iii) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, in each case, that are used in and material to the conduct of the Business at the Fishers Distribution Center as currently conducted ((i) through (iii) collectively being referred to as “IP Rights”).

(b)           The Sellers have no Knowledge of any claims (i) asserting that the use by the Business of any IP Right used in the Business as currently conducted infringes the rights of any Person; (ii) challenging the ownership, validity or enforceability of any of the IP Rights owned by the Sellers (collectively, the “Sellers IP Rights”) or any IP Rights owned or held by third parties (collectively, the “Third-Party IP Rights”) exclusively licensed to the Sellers; or (iii) challenging the right to the use of any Third-Party IP Rights held by the Sellers.  The conduct of the Business as currently conducted does not infringe or otherwise violate any IP Rights of any Person.

(c)           There is no unauthorized use, infringement or other violation of any of the Sellers’ IP Rights, or any Third-Party IP Rights held exclusively by the Sellers.

(d)           All of the Sellers’ IP Rights and Third-Party IP Rights held exclusively by the Sellers and included in the Transferred Assets are valid and enforceable.

(e)           None of Sellers’ Software contains any “time bombs,” “Trojan horses,” “backdoors,” “trap doors,” “worms,” viruses, bugs, faults or other devices that are designed or intended to, or have the effect of, (a) disrupting, disabling, harming, or impeding the operation of the Software, or (b) providing unauthorized access to a system or device on which the Software is installed.  None of Sellers’ Software is subject to any “copyleft” or other obligations under any “open source” license such as GNU Public License, Lesser GNU Public License, or Mozilla Public License, or other shareware or open source code, that requires or conditions the use of such Software on the disclosure or licensing of any source code of any portion of the Software.

Section 4.20    Customers.  Since January 1, 2008, no material customer of the Business conducted at the Fishers Distribution Center has terminated its relationship or materially reduced its level of business with the Sellers, nor has either Seller received written notice or, to the Knowledge of either Seller, any other notice, that any material customer of the Business conducted at the Fishers Distribution Center intends to do so.  Except as set forth on Schedule 4.20 of the Disclosure Schedule, either Seller is involved in any material dispute or controversy with any material customer of the Business conducted at the Fishers Distribution Center.  Neither Seller is involved in any dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect on the Business conducted at the Fishers Distribution Center.

Section 4.21    Transactions with Related Parties.  No member, manager, employee or officer of either Seller or any member of such member’s, manager’s, employee’s or officer’s immediate family, or any Affiliate thereof (a) owns any interest in any Transferred Asset or (b) is a party, or owns more than 50% of the ownership interests of any Person who is a party, to any Contract with either Seller with respect to the Business conducted at the Fishers Distribution Center or any Transferred Asset.

Section 4.22    Fraudulent Conveyance.  The sale of the Transferred Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration.  Neither Seller is now insolvent and neither Seller will be rendered insolvent by the sale, transfer and assignment of the Transferred Assets pursuant to this Agreement.  Neither Seller is entering into this Agreement or any of Ancillary Agreements with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not have any such effect.  The transactions contemplated in this Agreement or any Ancillary Agreements will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of either Seller to any of the Transferred Assets after the Closing.

Section 4.23    Brokers and Other Advisors.  Except as set forth on Schedule 4.23 of the Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Seller.

Section 4.24    No Other Representations or Warranties.  Except for the representations and warranties made by the Sellers in this Agreement or any of the Ancillary Agreements, neither Seller makes any representation or warranty with respect to the Sellers or the Business.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby warrants and represents to the Sellers as follows:

Section 5.1    Organization, Standing and Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority necessary to own or lease all of its properties and to carry on its business as it is now being conducted.

Section 5.2    Authority; Noncontravention.

(a)           The Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action and no other action on the part of the Purchaser is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby.  This Agreement has been, and the Ancillary Agreements to which the Purchaser is a party will be as of the Closing, duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by each of the Sellers of this Agreement and the Ancillary Agreements to which each of the Sellers is a party, this Agreement and the Ancillary Agreements constitute, or will constitute as of the Closing, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the terms or provisions of this Agreement or the Ancillary Agreements, will (i) conflict with or violate any provision of the charter documents of the Purchaser or (ii) violate any Law, judgment, writ, order or injunction of any Governmental Entity applicable to the Purchaser or (iii) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party, except as would not be reasonably expected to have a material adverse effect on (i) the financial condition or results of operations of the Purchaser or (ii) the ability of the Purchaser to perform its obligations under this Agreement.

(c)           No declaration, filing or registration by the Purchaser with, or notice by the Purchaser to, or authorization, consent or approval by the Purchaser of any Governmental Entity is necessary for the execution, delivery and performance by the Purchaser of this Agreement or the Ancillary Agreements.

Section 5.3    Capital Resources.  The Purchaser has, and will have on the Closing Date, sufficient cash and cash equivalents available to pay the Purchase Price and to pay all related fees and expenses of the Purchaser payable by it in connection with the transactions contemplated hereby.

Section 5.4    Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

Section 5.5    No Other Representations or Warranties.  Except for the representations and warranties made by the Purchaser in this Agreement or any of the Ancillary Agreements, the Purchaser does not make any representation or warranty with respect to the Purchaser.

ARTICLE VI
ADDITIONAL COVENANTS

Section 6.1    Conduct of Business by Sellers.  Between the date of this Agreement and the Closing Date, unless the Purchaser shall otherwise agree in writing, the Business shall be conducted only in the ordinary course of business consistent with past practice.  Between the date of this Agreement and the Closing Date, except as otherwise required by this Agreement, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld (and all requests for the Purchaser’s consent shall be directed to Dave Stevens at Dave.Stevens@sonydadc.com and the Purchaser shall respond by email within four Business Days of Mr. Stevens’ receipt of such request), neither Seller shall, in connection with the Business conducted at the Fishers Distribution Center or relating to the Transferred Assets (except as otherwise provided below):

(a)           sell, transfer, encumber or otherwise dispose of any Transferred Assets or any interest therein, other than inventory sold or disposed of in the ordinary course of business;

(b)           acquire any corporation, partnership, limited liability company, or other business organization or division thereof or purchase any material amount of assets;

(c)           enter into any Contract that would be a Material Contract if entered into prior to the date hereof, other than any such Contracts entered into in the ordinary course of business (including Contracts with customers or vendors);

(d)           take any actions that would materially change Inventory amounts of corrugated packaging materials and similar distribution related consumables and supplies in a manner inconsistent with past practice;

(e)           remove or relocate any of the Transferred Assets from the Fishers Distribution Center, other than the sale of Inventory in the ordinary course of business, except in accordance with Section 6.10;

(f)           change its method of accounting;

(g)           extend, renew, modify, terminate, cancel or agree to cancel any Assumed Contract, any UMG Supply Agreement or the Fishers Sub-Lease;

(h)           authorize, or make any commitment with respect to, any capital expenditures related to the Fishers Distribution Center that, individually or in the aggregate, exceed $25,000;

(i)           enter into any employment or consulting Contract or arrangement with any Fishers Business Employee which is not terminable at will, without penalty or continuing obligation;

(j)           grant or announce any increase in the salaries, bonuses or other benefits payable to any Fishers Business Employees, other than as required by Law or any existing Contract or Employee Benefit Plan;

(k)           incur, create, assume or suffer to exist any Lien (other than Permitted Liens), tenancy, encroachment, covenant, condition, claim, charge or other matter affecting title on any Transferred Asset or the Fishers Distribution Center;

(l)           take any action or omit to take any action that will cause a breach of any Assumed Contract, the Fishers Sub-Lease or any UMG Supply Agreement;

(m)           increase by more than ten percent (10%) the number of employees of the Sellers working at the Fishers Distribution Center (excluding Retained Employees) as of the date of this Agreement;

(n)           permit per unit materials costs at the Fishers Distribution Center to increase by more than ten percent (10%) in any one month period compared to the same period in the prior year;

(o)           permit aggregate fixed costs (excluding rent under the Fishers Sub-Lease) at the Fishers Distribution Center to increase by more than ten percent (10%) in any one month period compared to the same period in the prior year;

(p)           permit the delivery performance (as defined in Section 6.5 of the UMG Distribution Agreement) at the Fishers Distribution Center or at the manufacturing operations of the Kings Mountain Facility to be less than ninety percent (90%) of the respective monthly historical performance (computed as the average monthly performance during the same calendar quarter in the year prior to the date of this Agreement) during any one month period;

(q)           permit inventory accuracy (as defined in Section 7.5.2 of the UMG Distribution Agreement) at the Fishers Distribution Center or at the manufacturing operations of the Kings Mountain Facility to be less than ninety percent (90%) of the respective monthly historical accuracy (computed as the average monthly accuracy during the same calendar quarter in the year prior to the date of this Agreement) during any one month period; or

(r)           take any other action that is reasonably likely to result in a Material Adverse Effect.

Section 6.2    Inspection and Access to Information.

(a)           From the date of this Agreement until the Closing Date, upon reasonable notice, the Sellers shall afford the Purchaser and its officers, directors, employees, agents, accountants, advisors, bankers and other representatives (collectively, “Representatives”) access to the properties, offices, plants and other facilities, books and records of the Sellers relating to the Transferred Assets, the Assumed Liabilities and the Fishers Distribution Center, and shall furnish the Purchaser with such financial, operating and other data, analysis and information to the extent relating to the Transferred Assets, the Assumed Liabilities and the Fishers Distribution Center as the Purchaser may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Sellers’ personnel and in such a manner as to not unreasonably interfere with the normal operations of the Sellers and the Business.  Notwithstanding anything to the contrary in this Section 6.2(a), the Sellers shall not be required to disclose any information to the Purchaser or its Representatives if such disclosure would, in the Sellers’ reasonable discretion, (i) jeopardize any attorney-client or other legal privilege (provided, that the Sellers shall use their reasonable best efforts to enter into a joint defense agreement with the Purchaser or employ such other means as may be available for purposes of preserving any such legal privilege and providing information to the Purchaser in accordance with this Section 6.2(a)) or (ii) contravene any applicable Laws or binding agreement entered into prior to the date hereof (provided, that the Sellers shall use their commercially reasonable efforts to have such binding agreement amended or waived to allow the providing of such information to the Purchaser).

(b)           From and after the Closing Date, each Party will provide reasonable access to information in its possession to the other Party necessary for such other Party to prepare any tax or other governmental filings, prepare financial statements, respond to inquiries of any Governmental Entity or facilitate the resolution of any claims made against or incurred by such Party (other than pursuant to this Agreement), upon the reasonable request of such other Party and upon reimbursement of the Party providing access by the other Party of its actual, reasonable, out-of-pocket costs of providing such information and each Party shall maintain such information for a period of at least three years following the Closing Date.  Notwithstanding anything to the contrary in this Section 6.2(b), neither Party shall be required to disclose any information to the other Party or its respective Representatives if such disclosure would, in the reasonable discretion of such Party, (i) jeopardize any attorney-client or other legal privilege (provided, that such Party shall use its reasonable best efforts to enter into a joint defense agreement with the requesting Party or employ such other means as may be available for purposes of preserving any such legal privilege and providing information to the requesting Party in accordance with this Section 6.2(b)) or (ii) contravene any applicable Laws or binding agreement.

Section 6.3    Employee Matters.

(a)           Hiring of Transferred Employees.  The Purchaser has determined, in its discretion, to offer employment to those Fishers Business Employees listed on Schedule 6.3(a)(i).  The Purchaser, before the Closing Date, shall offer employment to those Fishers Business Employees so listed on Schedule 6.3(a)(i).  Employment of those individuals accepting employment shall be effective as of the Effective Time.  The Fishers Business Employees who accept such offers shall be referred to as the “Transferred Employees.”  As of the Effective Time, the Sellers shall terminate the employment of all Fishers Business Employees, other than the Retained Employees.  The Purchaser shall pay the cost of any severance owed to those employees listed on Schedule 6.3(a)(ii) to the extent that the Sellers’ cost for severance of such employees is not fully offset as a result of the Purchaser offering employment to Former Business Employees.  All liabilities incurred on or prior to the Closing Date relating to the Transferred Employees that are the responsibility of the Purchaser shall be set forth on Schedule 6.3(a)(iii) attached hereto and shall be included on the Working Capital Schedule as a current Liability.  Any Liabilities incurred prior to the Closing Date and relating to the Transferred Employees not set forth on Schedule 6.3(a)(iii) shall remain with the Sellers.

(b)           Terms and Conditions of Employment, Salary and Benefits for Transferred Employees Not Covered By a Collective Bargaining Agreement.  The Purchaser shall provide wages and benefits to those Transferred Employees who are not covered by a collective bargaining agreement in its discretion and in accordance with its business judgment.

(c)           Terms and Conditions of Employment for Transferred Employees Covered by a Collective Bargaining Agreement.  The Purchaser shall provide Transferred Employees who are covered by a collective bargaining agreement the same terms and conditions of employment as set forth in the CBA, except for the modifications set forth in the balance of this Section 6.3(c).  The Purchaser, however, shall provide health insurance benefits and retirement benefits pursuant to the terms and conditions of the benefits and plans currently in effect for hourly employees at its other locations and shall retain the right to alter the benefits and plans as provided in the CBA.  Notwithstanding any agreement or prior practice between EDC USA and the Union, the Purchaser will implement its payroll practices, such as paying on a bi-weekly basis, pursuant to its policies currently in effect for its hourly employees at other locations.

(d)           Agreement of Union Required.  Prior to the Closing Date, the Purchaser and EDC USA will meet with the Union and discuss implementation of Section 6.3(c).  The Purchaser shall negotiate with the Union an agreement (the “Union Agreement”)  among the Purchaser, the Union and EDC USA pursuant to which (i) the Purchaser will agree to enter into a successor collective bargaining agreement to the CBA, effective as of the Effective Time, (ii) EDC USA will retain all obligations and liabilities for any act occurring or accruing prior to the Effective Time, (iii) the Purchaser will have the right to implement the health insurance benefits, retirement benefits and payroll practices set forth in Section 6.3(c), (iv)  the Union will enter into the Union Agreement with the benefits and payroll practices so modified but identical in all other respects to the CBA between EDC USA and the Union, and (v) the Union and the Purchaser will agree to maintain the successor collective bargaining agreement in effect  through the current CBA’s expiration date of April 3, 2010.  Each Seller agrees to provide reasonable assistance to the Purchaser in order to facilitate negotiation of and execution of the Union Agreement.

(e)           Employment Tax Reporting.  The Sellers and the Purchaser agree that, pursuant to the “Alternative Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the full calendar year in which the Effective Time occurs, (i) the Sellers and the Purchaser shall report on a “predecessor-successor” basis, to the extent provided therein, (ii) the Sellers shall be relieved from furnishing Forms W-2 to any Transferred Employees, and (iii) the Purchaser shall assume the obligations of the Sellers to furnish Forms W-2 to such Transferred Employees and Forms W-2 and W-3 with respect to Transferred Employees to the Social Security Administration; provided, the Sellers Affiliates shall transfer to the Purchaser all Forms W-4 and W-5 with respect to the Transferred Employees, and such other data relating to Transferred Employees as shall be necessary  for the Purchaser to assume and satisfy such obligations accurately and in accordance with the Law.

(f)           No Third Party Beneficiaries. The provisions of this Section 6.3 pertaining to the employment and employee benefits of the Transferred Employees are solely for the benefit of the Parties, and no employee or former employee of the Sellers or the Purchaser or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

(g)           Welfare Benefit Plans.

(i)           Benefits.  Except as otherwise provided in this subsection (g) and without limiting the generality of subsections (b) and (c) hereof, the participation by Transferred Employees in Welfare Plans maintained and participated in by the Sellers shall cease at the Effective Time.  The Purchaser shall permit each Transferred Employee to enroll as of the Effective Time in Welfare Plans that are offered by the Purchaser to its similarly-situated employees subject to the terms and conditions, including eligibility requirements, of the Purchaser’s Welfare Plans; provided no terms and conditions, including eligibility requirements, inconsistent with the Union Agreement shall be applied to employees covered by the Union Agreement during the term of the Union Agreement.

(ii)           Responsibility for Group Health Plan Claims.  Except as otherwise provided in subsection (g)(v) hereof, commencing as of the Effective Time, (i) the Sellers shall be solely responsible for any claims for Welfare Benefits that are incurred by or with respect to any Transferred Employee and his or her covered dependents before the Effective Time; and (ii) the Purchaser shall be solely responsible for any claims for Welfare Benefits that are incurred under the Purchaser’s Welfare Plans by or with respect to any Transferred Employee and his or her covered dependents at or after the Effective Time, provided that such claims are eligible for payment under the Purchaser’s Welfare Plans and in the case of any such claims that are not so eligible for payment, neither Purchaser nor Sellers shall have any responsibility.  For purposes of the foregoing, a medical, dental or vision claim shall be considered incurred when the services are rendered or the supplies or medications are provided, and not when the condition arose.

(iii)           Service Credit.  With respect to the coverage of the Transferred Employees under the Purchaser’s Welfare Plans, (i) each such employee’s credited service with the Sellers shall be credited against any waiting period applicable to eligibility for enrollment of new employees under the Purchaser’s Welfare Plans; and (ii) limitations on benefits due to pre-existing conditions under any type of Welfare Benefit shall be waived for any Transferred Employee enrolled in a similar type of Welfare Benefit under the Sellers’ Welfare Plans immediately before the Effective Time.

(iv)           HIPAA Certificate.  With respect to the Sellers’ Group Health Plan, the Sellers shall cause their records as to the length and dates of each group health plan participant’s (and covered dependents’) creditable coverage, within the meaning of HIPAA, to be transferred to the Purchaser.  For this purpose, participants shall mean Transferred Employees and their covered dependents with respect to whom the Sellers have any current or potential HIPAA responsibilities as of or after the Effective Time.  The Purchaser shall be responsible for providing timely certificates of creditable coverage (within the meaning of HIPAA) to all Transferred Employees and their covered dependents, with such certificates to include and aggregate such employees’ (and covered dependents’) periods of creditable coverage under both the Sellers’ Group Health Plan and the Purchaser’s Group Health Plan; provided, the Purchaser’s obligation with respect to creditable coverage earned by individuals while they were employed by the Sellers shall be limited to the data provided to the Purchaser by the Sellers.

(v)           COBRA Responsibility.  Beginning as of the Effective Time, the Purchaser shall be responsible for providing the notices and making available the health care continuation coverage, all as required by the COBRA Continuation Coverage requirements, for all of (i) the Transferred Employees and Former Business Employees and their respective qualified beneficiaries, whose qualifying events (as defined in Code Section 4980B) occur after the Effective Time; and (ii) all Former Business Employees and their respective qualified beneficiaries whose qualifying events occurred before the Effective Time, and with respect to whom the Sellers have any current notice or COBRA Continuation Coverage responsibilities as of or after the Effective Time; provided, in each such case, the Sellers shall provide the Purchaser with the records necessary to identify and administer such responsibilities.

(vi)           Short-Term and Long-Term Disability Benefits.  Notwithstanding anything herein to the contrary, if any Transferred Employee has become disabled (within the meaning of the applicable short-term or long-term disability plan of the Sellers) on or prior to the Effective Time, any short-term disability salary continuation income or long-term disability benefits relating to the disability of such Transferred Employee shall be paid by the Sellers under the terms in effect immediately before the Effective Time.  From and after the Effective Time,  Transferred Employees shall be eligible to participate in any short-term and long-term disability benefit plans offered to similarly situated active employees of Purchaser.  The Purchaser shall have no obligation to provide any short-term or long-term disability benefits to any employee or former employee of either Seller who is not a Transferred Employee.

(vii)           Vacation Pay.  From and after the Effective Time, (i) the Purchaser shall assume and honor all vacation days, sick leave days, and paid time off days of the Transferred Employees that accrued prior to the Effective Time and shall not take any action that results in a forfeiture of any such time off in violation of any applicable state law, and (ii) the Purchaser’s vacation pay policy, sick leave policy and paid time off policy will apply to each Transferred Employee and will take into account service with the Sellers as provided in subsection (j) hereof.

(viii)          Severance Pay.  The Purchaser shall provide Transferred Employees whose employment is involuntarily terminated without cause (as determined by the Purchaser in its sole discretion) during the 12-month period ending on the first anniversary of the Effective Time levels of severance pay and benefits at least comparable to the levels of pay and benefits offered to similarly-situated employees under the Sellers’ severance plan immediately before the Effective Time; provided, however, that any such terminated Transferred Employee must execute and not revoke a valid and binding release and waiver in such form as may be prescribed by the Purchaser.

(h)           Qualified Retirement Plans.

(i)           401(k) Plans.  As of the Effective Time, the Transferred Employees who are eligible to participate in the Purchaser’s 401(k) plan in accordance with the Purchaser’s 401(k) plan rules shall be allowed to enroll in the Purchaser’s 401(k) plan as of the Effective Time.  Service credited to a Transferred Employee under the Sellers’s 401(k) plan as of the Effective Time shall be credited to such Transferred Employee under the Purchaser’s 401(k) plan for purposes of eligibility and vesting.

(ii)           Rollovers.  As soon as practicable following the Effective Time, the Sellers shall cause the vested account balances of all Transferred Employees in the Sellers’ 401(k) plan to be distributed in accordance with terms of said plan (treating the Transferred Employees as having severed from employment within the meaning of said plan), and the Purchaser shall permit Transferred Employees who are participants in said plan and who are employed by the Purchaser following the Effective Time and are otherwise eligible to participate in the Purchaser’s 401(k) plan to rollover such distributions (including outstanding participant loans balances) into the Purchaser’s 401(k) plan.

(i)           Workers’ Compensation.  Beginning at the Effective Time, all Transferred Employees shall be eligible for coverage under the Purchaser’s workers’ compensation insurance, and the Purchaser shall be liable for all workers’ compensation claims of the Transferred Employees, other than those for which the Sellers retain responsibility in accordance with this Section 6.3.  The Sellers shall remain responsible and retain liability for workers’ compensation claims and all other claims relating to occupational illnesses and injuries that are both incurred before the Effective Time and reported within one hundred eighty (180) days after the Effective Time.

(j)           General Service Crediting.  For all purposes under the employee benefit plans, practices or arrangements of the Purchaser providing benefits to any Transferred Employees after the Effective Time, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited as of the Effective Time under any similar employee benefit plans, practices or arrangements of the Sellers Affiliates.  Notwithstanding the foregoing, no Transferred Employee shall be eligible to participate in the Purchaser’s defined benefit pension plan.

(k)           WARN Act.  The Sellers agree to provide any required notice under the WARN Act, and to provide copies of such notices to the Purchaser at the time of issuance, and otherwise to comply with any such statute, including any payment obligations for failure to provide timely notices or otherwise, with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting employees of the Business and (i) occurring at or before the Effective Time or (ii) occurring after the Effective Time and related to any facility of the Business other than the Fishers Distribution Center and involving employees of the Business other than Fishers Business Employees, including any such notice required in connection with the closing of the facilities located at Kings Mountain, North Carolina, Reno, Nevada and Wilkes-Barre, Pennsylvania.

(l)           Retiree Benefits.  The Purchaser shall have no responsibility to provide medical, life or other benefits to the Sellers’ retirees and/or their dependents.

Section 6.4    Payment Due from UMG.  If the Closing occurs on or before December 15, 2008, Purchaser shall ensure that the $500,000 payment owed by UMG to Sellers pursuant to Section 10.11 of the UMG CD Agreement and the $300,000 payment owed by UMG to Sellers pursuant to Section 10.10 of the UMG Distribution Agreement is paid by UMG directly to Sellers or, if such payment is made to Purchaser including through any offset against payments owed by Purchaser, Purchaser shall promptly remit such funds to Sellers.

Section 6.5    Public Announcements.  Except as otherwise required by Law or applicable requirements of stock exchanges, neither Party shall make, or cause to be made, any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party and the Parties shall use reasonable efforts to agree upon the text of any such release or announcement prior to its release.

Section 6.6    Insurance Policies.  Purchaser acknowledges and agrees that the insurance policies referred to in Section 4.11 hereof, which the Sellers agree to keep in effect through the Closing Date, will cease to have effect with respect to the Transferred Assets upon the Closing and accordingly that it is the responsibility of the Purchaser to arrange new insurance for the benefit of the Transferred Assets effective on the Closing Date.

Section 6.7    Consents; Further Assurances.

(a)           Each of the Purchaser and the Sellers shall (i) use its respective commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Entities or other Persons that may be or are necessary for the performance of its obligations pursuant to this Agreement to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, (ii) cooperate with each other in seeking to obtain all such authorizations, consents, orders and approvals as promptly as practicable following the date hereof, and (iii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law.  Notwithstanding the foregoing, in connection with obtaining the foregoing authorizations, consents, orders and approvals, the Purchaser shall not be required to take, or agree to take, any action that would materially and adversely affect the Purchaser.

(b)           From time to time, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby.

Section 6.8    Transfer Taxes.  Each of the Purchaser and the Sellers shall be responsible for one-half of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, and other similar taxes and fees arising out of or in connection with or attributable to the transactions contemplated hereby.

Section 6.9    Proration.  Ad valorem, property and similar taxes (but not including income Taxes) attributable to the Transferred Assets shall be prorated, as of the Closing Date, with the Sellers paying a fraction thereof based upon the number of days elapsed in the fiscal year prior to and including the Closing Date and the Purchaser paying a fraction thereof based upon the number of days remaining in such fiscal year after the Closing Date.

Section 6.10   Cooperation Regarding Transfer of Relocated Assets.  The Parties shall cooperate to identify all inventory owned by customers of the Business, including UMG, and its location at any of the Sellers’ Business facilities, the possession of which the Sellers will deliver to the Purchaser at or following the Closing.  The schedule for preparing all Relocated Assets for shipment at or following the Closing shall be mutually agreed upon by the Parties.  On and after the Closing Date, the Purchaser shall arrange for the pick-up and shipment of such Relocated Assets from the applicable loading dock to the Fishers Distribution Center or such other location designated by the Purchaser.

Section 6.11   Cooperation Regarding the Lease of the Fishers Distribution Center.  The Sellers shall cooperate with the Purchaser in seeking to restructure the Purchaser’s lease of the Fishers Distribution Center so that the Purchaser leases the Fishers Distribution Center directly from the Master Landlord and subleases a portion of the Fishers Distribution Center to the Sublandlord.

Section 6.12   No Solicitation of Acquisition Proposals.

(a)           From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each of the Sellers shall not, and shall cause its Affiliates and its respective employees, members, managers, agents and representatives, including any investment banker, attorney or accountant retained by either Seller or any of its Affiliates, not to, directly or indirectly through another Person, (i) solicit, initiate, entertain, consider, encourage, accept or otherwise facilitate any inquiries (including by way of furnishing any non-public information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes an Acquisition Proposal  (or would reasonably be expected to lead to an Acquisition Proposal) or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to any direct or indirect (A) acquisition or purchase of a majority of the membership interests of or other equity interest in either of the Sellers, (B) a merger, consolidation or other business combination transaction involving the Sellers, unless the surviving or resulting entity has agreed to assume all of the obligations of each of the Sellers under this Agreement, or (C) sale of any portion of the assets of the Fishers Distribution Center or the Transferred Assets (other than sales of Products in the ordinary course of business) of the Sellers, other than the transactions contemplated by this Agreement.

(b)           Sellers shall promptly (but in any event within one Business Day) notify the Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal, indicating, in connection with such notice, the name of the Person making such Acquisition Proposal or inquiry and the terms and conditions of any such Acquisition Proposal or inquiry.

Section 6.13   Fishers Sub-Lease Payments.  Pursuant to Sections 3.2 and 3.3 of the Fishers Sub-Lease, following each calendar year end, EDC USA and the Sublandlord are obligated to reconcile certain amounts owed between them based on the Sublandlord Year-End Statement and the Subtenant Year-End Statement (as each such term is defined in the Fishers Sub-Lease), respectively (the “Sub-Lease Adjustment”).  Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, following the Closing, EDC USA shall remain obligated to perform all acts necessary to complete the Sub-Lease Adjustment for 2008, including, without limitation, the preparation of the Subtenant Year-End Statement for such calendar year.  In the event that the Sub-Lease Adjustment for 2008 results in EDC USA being obligated to pay to the Sublandlord additional amounts pursuant to the Fishers Sub-Lease, EDC USA shall pay such amounts directly to the Sublandlord.  In the event that the Sub-Lease Adjustment for 2008 results in the Sublandlord owing to EDC USA additional amounts pursuant to the Fishers Sub-Lease, the parties shall instruct the Sublandlord to pay such amount directly to EDC USA.

Section 6.14   Sellers’ Collection of Accounts Receivable.  Each of the Sellers shall collect its accounts receivable, including those referred to in Section 2.2(f), in the ordinary course of business, consistent with past practice.

Section 6.15   Transition Services.  Following the Closing, each Party shall perform the transition services for the other Party, and the other Party shall pay for such services at the costs, set forth on Schedule 6.15, provided that each Party shall use commercially reasonable efforts to mutually agree to refinements and additional detail regarding the services prior to the Closing.

ARTICLE VII
RESTRICTIVE COVENANTS

Section 7.1    Confidential Information.

(a)           Each Seller recognizes and acknowledges that such Seller has had access to certain Confidential Information.  Each Seller expressly acknowledges that the Confidential Information is considered by the Purchaser to be a unique asset, access to and knowledge of which are essential to preserve the goodwill and going business value of the Transferred Assets for the benefit of the Purchaser and the Purchaser’s existing and future Affiliates.  In recognition of this fact, each Seller agrees that, from the Closing Date until the third (3rd) anniversary  thereof, such Seller will keep confidential and not disclose any Confidential Information in the possession of such Seller to any Person, and that such Seller will not, except as provided in Section 7.1(b), use, misappropriate, exploit or publish any of such Confidential Information without the express written authorization of Purchaser.  Nothing herein shall prohibit the Sellers European Affiliates from using the Confidential Information solely in the conduct of their business outside of North America or in the activities permitted by Section 7.2(a)(ii), so long as the Sellers maintain the confidentiality of such Confidential Information.

(b)           For purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary technical, business and financial information relating to the Transferred Assets, the Assumed Liabilities or the Business conducted at the Fishers Distribution Center, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to Products and services offered, inventions, innovations, designs, ideas, trade secrets, technical data, computer source codes, Software, proprietary information, construction, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers and others who have business dealings with the Sellers and their Affiliates, and information with respect to various techniques, procedures, processes and methods.  Confidential Information also includes confidential or proprietary information received by the Sellers from third parties subject to a duty on the Sellers’ part to maintain the confidentiality of such information.  Notwithstanding the foregoing, Confidential Information shall not include information that is (i) in the public domain other than as a result of a breach by either Seller of this Section 7.1, (ii) required to be produced by a Seller under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon issuance of any such order or subpoena, such Seller shall promptly notify Purchaser and shall provide Purchaser with an opportunity (if then available) to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information), or (iii) previously received in good faith by such Seller without secrecy obligation from sources other than the Purchaser and that did not originate, directly or indirectly, from the Sellers.

Section 7.2    Agreement Not to Compete.

(a)           From the Closing Date until the third (3rd) anniversary thereof, each Seller agrees that such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage in the Business anywhere in North America.  For purposes of this Agreement, “engage in the Business” means to be financially interested in, own, manage, operate, control or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, or provide any services as a consultant or advisor for, or use or permit its name to be used in connection with, all or any portion of the Business or any Person that is involved in all or any portion of the Business; provided, however, nothing contained in this Section 7.2 shall prevent (i) the Sellers from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are publicly traded, or  conducting manufacturing operations at the Kings Mountain Facility for the sale of Products to the Purchaser for a period of four months following the Closing Date; or (ii) the Sellers European Affiliates from delivering Products to International Customers in North America so long as such Products are either (x) manufactured outside of North America or (y) manufactured in North America by a Person other than the Sellers European Affiliates or their Affiliates and the Purchaser is provided a final right of first refusal to manufacture such Products which the Purchaser does not exercise, in accordance with the procedures in Section 7.2(b).  “International Customers” means  customers of the Sellers European Affiliates which request delivery of Products to a location in North America.

(b)           If Sellers European Affiliates intend to contract with a Person other than the Sellers European Affiliates or their Affiliates  to manufacture Products in North America for delivery to International Customers pursuant to Section 7.2(a)(ii)(y), then Sellers European Affiliates shall secure bids for such manufacture from third party manufacturers.  After such third party manufacturers have provided bona fide bids to manufacture such Products, the Sellers European Affiliates shall offer the Purchaser the right  to manufacture such Products on the same terms and conditions as the lowest bid so received from any such third party.  If the Purchaser accepts such offer, which acceptance must occur within two (2) Business Days of the Purchaser’s receipt of written notice of the terms of such lowest bid, then Purchaser shall manufacture such Products for Sellers European Affiliates.  If Purchaser does not accept such offer within such two (2) Business Day period, then the Sellers European Affiliates shall be permitted to use the third party manufacturer which provided such lowest bid to manufacture such Products pursuant to the terms and conditions of such bona fide bid.  If the terms and conditions at which such third party manufacturer with the lowest bona fide bid manufactures such Products change or are proposed to be changed or modified, then prior to the implementation of such change or modification, the Sellers European Affiliates must first offer to Purchaser the right to manufacture such Products, instead of such third party manufacturer, on the same terms and conditions as such changed or modified terms and conditions and subject to the same two (2) Business Day response requirement set forth above.

Section 7.3    Non-Solicitation.

(a)           From the Closing Date until the third (3rd) anniversary thereof, each Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or accept business from or interfere with the Purchaser’s relationship with any Restricted Customer with respect to the Business.  “Restricted Customer” means any Person that is located in North America which was a customer of either Seller’s Business on the Closing Date or during the twelve month period prior thereto.  Nothing contained in this Section 7.3(a) shall prevent (i) either Seller from accepting Business from Restricted Customers at the King Mountain Facility for the manufacture of Products that are sold to the Purchaser during the four month period after the Closing Date or (ii) the Sellers European Affiliates from delivering Products to International Customers in North America in accordance with Section 7.2(a)(ii).

(b)           From the Closing Date until the third (3rd) anniversary thereof, each Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) approach, cause, solicit, induce or attempt to induce, any Transferred Employee to leave their employment or (ii) hire any Transferred Employee.  From the Closing Date until the third (3rd) anniversary thereof, unless EDC otherwise agrees, the Purchaser agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) approach, cause, solicit, induce or attempt to induce, any Retained Employee to leave their employment or (ii) hire any Retained Employee

Section 7.4    Severability and Reformation of Covenants.  If any provision of Sections 7.1, 7.2 or 7.3 is adjudged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Sections 7.l, 7.2 or 7.3.  In the event that any portion of Sections 7.1, 7.2 or 7.3 should ever be adjudicated to exceed the maximum time, geographic, service, product or other limitations permitted by applicable Law, then such provisions shall be deemed reformed to the maximum time, geographic, service, product or other limitations permitted by applicable Law.

Section 7.5    Extension of Restrictions.  Each Seller agrees that, in the event that a Seller violates Sections 7.1, 7.2 or 7.3, the period of the restriction violated by such Seller shall be extended by the period of time of such Seller’s violation thereof.

Section 7.6    Equitable Relief and Damages.  Each Seller acknowledges that the restrictions contained in Sections 7.1, 7.2, and 7.3, are, in view of the acquisition of the Transferred Assets and the nature of the Business, reasonable and necessary to protect the legitimate interests of the Purchaser and that any violation of any provisions of those paragraphs will result in irreparable injury to Purchaser.  Each Seller also acknowledges that Purchaser shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages.  The Purchaser may also pursue any other rights or remedies to which Purchaser may be entitled, including, without limitation, an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative.

Section 7.7    Assignment of Restrictions.  Purchaser shall have the right to assign its rights under this Article VII in connection with a merger involving Purchaser or any of its Affiliates, or a sale or transfer of the Business or all, or substantially all, of the business and assets of Purchaser or any of its Affiliates, provided that such successor, assign or surviving entity assumes the obligations of Purchaser under this Agreement, and each Seller agrees to be obligated by the terms of this Article VII to any successor, assign or surviving entity.

ARTICLE VIII
CLOSING CONDITIONS

Section 8.1    General Conditions.  The respective obligations of the Purchaser and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either Party in its sole discretion (provided that such waiver shall only be effective as to the applicable condition of such Party):

(a)           No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)           All material consents of, or registrations, declarations or filings with, any Governmental Entity legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(c)           No action by a Governmental Entity shall be pending against the Sellers or the Purchaser seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 8.2    Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in their sole discretion:

(a)           The representations and warranties of the Purchaser contained in this Agreement shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date, except where the failure of such representations and warranties to be true on the Closing Date would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)           The Purchaser shall have delivered, or caused to be delivered, to the Sellers the documents listed in Section 9.3 hereof.

Section 8.3    Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a)           The representations and warranties of the Sellers contained in this Agreement shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date, except where the failure of such representations and warranties to be true on the Closing Date would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Each of the Sellers shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing (other than the covenant set forth in Section 6.11 which shall not be a condition to Closing).

(c)           All of the Consents set forth on Schedule 8.3(c) shall have been obtained.

(d)           The Sellers shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 9.2 hereof.

(e)           The Sellers shall have delivered to the Purchaser the Union Agreement executed by the Union and EDC USA.

(f)           The Sellers shall have delivered to the Purchaser a consent to assignment, in the form of Exhibit 8.3(f), executed by each of Sublandlord and Master Landlord.

(g)           The Sellers shall have executed and delivered to the Purchaser the Security Documents, in form and substance satisfactory to the Purchaser, in accordance with Section 11.9.

(h)           No Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE IX
CLOSING

Section 9.1    Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing (the “Closing”) shall occur on December 31, 2008 or such other date as the Parties may agree (the “Closing Date”); provided that the Purchaser shall be entitled to extend the Closing Date for a reasonable period if a Material Adverse Effect has occurred because of a material default under the Fishers Sub-Lease or any UMG Supply Agreement and the time period for cure set forth in such agreement has not yet expired.  The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Park Avenue Tower, 75 East 55th  Street, First Floor, New York, New York  10022, or at such other place as the Parties may agree.

Section 9.2    Sellers Closing Deliveries.  At the Closing, the Sellers shall deliver to the Purchaser the following:

(a)           certificates executed by duly authorized officers of the Sellers as to compliance with the conditions set forth in Sections 8.3(a) and 8.3(b) hereof;

(b)           the bill of sale in the form of Exhibit 9.2(b) (the “Bill of Sale”) executed by each of the Sellers;

(c)           the assignment and assumption agreement in the form of Exhibit 9.2(c) (the “Assignment and Assumption Agreement”) executed by each of the Sellers;

(d)           the sublease assignment, assumption and acceptance agreement with respect to the Fishers Sub-Lease Agreement in the form of Exhibit 9.2(d) (the “Assignment of Fishers Sub-Lease Agreement”) executed by each of the Sellers;

(e)           proof of receipt of the Consents identified in Schedule 8.3(c);

(f)           a non-foreign person affidavit executed by each Seller and in form and substance that reasonably complies with the requirements of Section 1445 of the Code and the Treasury Regulations thereunder;

(g)           proof of release of all Liens other than Permitted Liens on the Transferred Assets; and

(h)           all other documents required to be entered into or delivered by the Sellers at or prior to the Closing pursuant hereto.

Section 9.3    Purchaser Closing Deliveries.  At the Closing, the Purchaser shall have delivered, or caused to be delivered, to the Sellers the following:

(a)           the Purchase Price to be paid at the Closing pursuant to Section 3.2(a), paid and delivered in accordance with such Section;

(b)           a certificate of an authorized officer as to compliance with the conditions set forth in Sections 8.2(a) and 8.2(b) hereof;

(c)           the Assignment and Assumption Agreement executed by the Purchaser;

(d)           the Assignment of Fishers Sub-Lease Agreement executed by the Purchaser;

(e)           a subordination agreement relating to Purchaser’s security interest pursuant to Section 11.9 hereof executed by Purchaser; and

(f)           all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE X
TERMINATION

Section 10.1    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Purchaser and the Sellers;

(b)           by either the Sellers or the Purchaser if the Closing shall not have occurred by March 31, 2009 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;

(c)           by either the Sellers or the Purchaser in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.7(a);

(d)           by the Sellers, if (i) the Sellers are not in material breach of their obligations under this Agreement and there has been a breach of a representation, warranty, covenant or agreement of the Purchaser contained in this Agreement such that the conditions set forth in Section 8.2(a) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or (ii)(A) any petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law is filed by or against the Purchaser (and if such filing is involuntary, the Purchaser fails to have same dismissed within 30 days from the date of filing), or (B) the Purchaser becomes the subject of an assignment for the benefit of creditors or the appointment of a receiver for any material part of the Purchaser’s properties or admits in writing its inability to pay debts as they become due; or

(e)           by the Purchaser, if (i) the Purchaser is not in material breach of its obligations under this Agreement and there has been a breach of a representation, warranty, covenant or agreement of either Seller contained in this Agreement such that the conditions set forth in Section 8.3(a) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Sellers; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or (ii)(A) any petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law is filed by or against either Seller (and if such filing is involuntary, such Seller fails to have same dismissed within 30 days from the date of filing), or (B) either Seller becomes the subject of an assignment for the benefit of creditors or the appointment of a receiver for any material part of such Seller’s properties or admits in writing its inability to pay debts as they become due.

The Party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other Party.

Section 10.2    Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement, other than Sections 6.5 (Public Announcements), 12.1 (Notices), 12.5 (Controlling Law), 12.6 (Dispute Resolution), 12.7 (Severability), 12.16 (Transaction Costs) and this Section 10.2, shall forthwith become void and there shall be no liability on the part of either Party hereto except as set forth in Section 12.16.

ARTICLE XI
INDEMNIFICATION

Section 11.1    Survival of Representations and Warranties.  All representations and warranties made by the Parties in this Agreement shall survive the Closing for a period of eighteen (18) months, except that (a) the representations and warranties contained in Sections 4.1, 4.2, 4.6, 5.1 and 5.2 shall survive forever (the Sections contained in this clause (a), collectively, the “Fundamental Representations”), (b) the representations and warranties contained in Sections 4.7, 4.17 and 4.22 shall survive for the period of the applicable statute of limitations, (c) the representations and warranties contained in Section 4.18 shall survive until the fifth (5th) anniversary of the Closing Date, (d) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted prior to the expiration of such representation or warranty and of which the Indemnifying Party shall have been notified pursuant to this Agreement within thirty (30) days after the expiration of the applicable representation or warranty shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled in accordance with the terms hereof, and (e) any representation or warranty contained in this Agreement made by any Party or any information furnished by any Party that was made by such Party fraudulently or in bad faith, shall indefinitely survive the Closing. All covenants and agreements of the Parties shall survive the Closing in accordance with their terms.

Section 11.2    Indemnification by the Sellers.  Each of the Sellers shall, jointly and severally, defend, indemnify and hold harmless the Purchaser, its Affiliates and their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, audits, claims, interest, awards, judgments, settlements, fines, penalties, fees, Taxes, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing, defending or settling the foregoing) (hereinafter collectively, “Losses”) arising out of, resulting from or relating to:

(a)           any breach of any representation or warranty of either Seller contained in this Agreement or any Ancillary Agreement (without giving effect to any qualification as to “materiality” or “Material Adverse Effect”  contained therein);

(b)           any breach of any covenant or agreement by either Seller contained in this Agreement or any Ancillary Agreement;

(c)           any Excluded Liability;

(d)           any Liability for federal, state, local or foreign income or other Tax (i) of either Seller or its Affiliates, (ii) payable with respect to or that may be asserted against the Business or the Transferred Assets for any period (or partial period) prior to the Closing, (iii) incident to or arising as a consequence of the consummation by the Sellers of the transactions contemplated hereby (including income Taxes arising as a result of the Sellers transferring the Transferred Assets) or (iv) payable by either Seller pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise;

(e)           any Liability arising as a result of or in connection with either Seller’s failure to comply with “bulk sales,” “bulk transfers” or similar Laws;

(f)           any Liability arising out of or in connection with (i) any termination of employment or layoff of any Former Business Employee other than as specifically provided in Section 6.3(g)(v) or (ii) either Seller’s failure to comply with the WARN Act;

(g)           any Liability arising out of either Seller’s non-compliance with applicable Laws or agreements, express or implied, respecting employment, employment practices, wages and hours, any collective bargaining agreement or any other terms and conditions of employment applicable to the Former Business Employees or Fishers Business Employees, including but not limited to those Liabilities arising out of EEOC Charge No. 470-2008-01745; or

(h)           the ownership, operation or use of the Transferred Assets and the operation of the Fishers Distribution Center prior to the Closing Date;

(i)           any Liabilities arising out of  Koninklijke Philips Electronics N.V. and U.S. Philips Corporation v. Entertainment Distribution Company (USA) LLC et al.

Section 11.3    Indemnification by the Purchaser.  The Purchaser shall defend, indemnify and hold harmless the Sellers, their Affiliates and their respective Representatives, successors and assigns (collectively, the “Sellers Indemnified Parties”) from and against any and all Losses  arising out of, resulting from or relating to:

(a)           any breach of any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement;

(b)           any breach of any covenant or agreement by the Purchaser contained in this Agreement or any Ancillary Agreement;

(c)           any Assumed Liability; or

(d)           the ownership, operation or use of the Transferred Assets and the operation of the Business at the Fishers Distribution Center on or after the Closing Date.

Section 11.4    Environmental Indemnification.  From the Closing Date until the fifth (5th) anniversary thereof, each of the Sellers shall indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any and all Losses directly or indirectly arising out of, resulting from or relating to (i) any breach of Sellers’ representations in Section 4.18 or (ii) the cleanup or Remediation (as defined below) of any unlawful Release of Hazardous Materials by such Seller or caused by such Seller’s employees, agents or independent contractors, on, under or about the Fishers Distribution Center which Release shall have occurred at any time prior to the Closing regardless of the date of discovery but within such five (5) year period.  If prior to the fifth (5th) anniversary of the Closing Date, the Purchaser determines that (i) an unlawful Release had occurred in, on, under or about the Fishers Distribution Center prior to the Closing; (ii) the Release continues to exist in, on, under or about the Fishers Distribution Center and (iii) such Release was not the result of the acts or omissions of the owner or another operator of the Fishers Distribution Center, an adjoining property owner or originating from an adjoining property or properties, then in such event Purchaser shall give each Seller prompt written notice which notice shall provide reasonable detail of the nature of the Release and any supporting information or documentation.  Within thirty (30) days of receipt of notice of an unlawful Release, Sellers shall either (a) confirm liability in whole pursuant to this Section 11.4, (b) deny liability in whole as to such Release or (c) confirm liability in part and deny liability in part pursuant to this Section 11.4.  If Sellers shall confirm responsibility for such Release, in whole or in part, Sellers shall at Sellers’ sole cost and expense abate, monitor and/or remediate (“Remediation”) the Release to the extent the Sellers have confirmed liability with respect thereto in accordance with Environmental Laws and subject to Governmental Entities having jurisdiction thereof. Sellers shall provide Purchaser with copies of relevant reports and data regarding the Remediation.  If a response is not received by Purchaser within such 30-day period, then Sellers shall be conclusively deemed to have agreed that the Sellers are responsible for the Release; provided that if the Sellers deny responsibility in whole or in part, such denial is not conclusive on the Purchaser.  If the Parties are not able to resolve any dispute over a claim brought under this Section 11.4 within thirty (30) days after the receipt of a response by Purchaser denying liability in whole or in part, such dispute shall be subject to Section 12.6.

Section 11.5    Procedures.

(a)           Notice of Asserted Liability.  In order for a Purchaser Indemnified Party or Sellers Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand that may result in a Loss (a “Liability Claim”), such Indemnified Party shall deliver notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Liability Claim (the “Claim Notice”), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and the amount or method of computation of the amount of such claim (estimated, if necessary and to the extent feasible).  No delay in or failure to give a Claim Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.5(a) will adversely affect any  rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b)           Third Party Claims.  If any Claim Notice identifies a Liability Claim brought by a third party (a “Third Party Claim”), then the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 15 days after receipt of a Claim Notice from the Indemnified Party relating to a Third Party Claim in respect of which indemnity may be sought under this Article XI, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the Third Party Claim solely seeks (and continues to seek) monetary damages; or (ii) the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses (subject to the limits in this Article XI) relating to such Third Party Claim (the conditions set forth in clauses (i) and (ii) are, collectively, the “Litigation Conditions”).

(i)           The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in, at its own expense, the defense of any Third Party Claim that the other is defending as provided in this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate because of a conflict or potential conflict between the Indemnified Party and the Indemnifying Party as defined by applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for all Indemnified Parties in any jurisdiction.

(ii)           If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 11.5(b):

(A)           the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party is not actively and diligently defending such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article XI;

(B)           the Indemnifying Party may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party; and

(C)           the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(iii)           If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 11.5(b), the Indemnified Party may continue to defend, and shall have the right to settle, such Third Party Claim.

(c)           Direct Claims.  In the event the Claim Notice does not involve a Third Party Claim, within thirty (30) days after receipt of the Claim Notice (the “Direct Claims Dispute Period”), the Indemnifying Party shall by written notice (the “Response Notice”) to the Indemnified Party either (a) concede liability in whole as to the Claimed Amount, (b) deny liability in whole as to such Claimed Amount, or (c) concede liability in part and deny liability in part of such Claimed Amount.  If a Response Notice is not received by the Indemnified Party prior to the expiration of the Direct Claims Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.  If the Parties are not able to resolve any dispute over a claim brought under this subsection (c) within thirty (30) days after the receipt of a Response Notice denying liability in whole or in part, such dispute shall be subject to Section 12.6.

Section 11.6    Limits on Indemnification.

(a)           The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, or if the Closing occurs with such knowledge, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation; it being agreed that such representations, warranties, covenants and obligations are intended to reflect a negotiated allocation of risk between the parties.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) the Sellers shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 11.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Sellers equals or exceeds $200,000, in which case the Sellers shall be liable only for the Losses in excess of such amount; and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Purchaser Indemnified Parties pursuant to Section 11.2(a) shall be an amount equal to $4,250,000, provided, that the limitations in (i) and (ii) shall not apply to any inaccuracy in or breach of Section 4.18 or a Fundamental Representation.

(c)           For all purposes of this Article XI, “Losses” shall be net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the event or fact giving rise to the right of indemnification; provided that neither the Indemnified Party nor any of its Affiliates shall be obligated to seek any insurance or other recoveries.

Section 11.7    Set Off.  The Purchaser may offset any rights to indemnification or other amounts payable to it under this Agreement following the Closing against any amounts due or to become due to the Sellers under this Agreement or any Ancillary Agreement.

Section 11.8    Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall, in any event, be liable under Section 11.2, Section 11.3 or Section 11.4 to an Indemnified Party for Consequential Damages except, in each case, to the extent payable to a third party.

Section 11.9    Security Documents.  In order to secure the payment of the indemnification obligations of each Seller pursuant to this Article XI, the Sellers agree to enter into a security agreement, pledge agreement, and such mortgages, financing statements and other agreements as may be requested by Purchaser, (the “Security Documents”)  in favor of the Purchaser granting the Purchaser a perfected lien on and security interest in those assets of each Seller which the Purchaser designates, second in priority only to the lien of the lenders under the Senior Credit Facility, which Senior Credit Facility lien will secure as of the Closing Date a loan in the principal amount not to exceed $9 million and such SWAP agreement obligations as are then existing under the Senior Credit Facility. The Security Documents shall prohibit each of the Sellers from paying any dividends (subject to payment of dividends with provision for cash collateralization once the Senior Credit Facility has been satisfied in full), granting any liens or incurring any indebtedness for borrowed money other than under the Senior Credit Facility (as it may be amended, replaced or restructured over time) not to exceed the obligations outstanding under such facility at such time (as it may be reduced over time), and shall contain such other covenants as are customary in loan or security agreements.

Section 11.10    Exclusivity.  The Purchaser and the Sellers acknowledge and agree that (a) following the Closing, except for fraud or willful misconduct, the indemnification provisions of Sections 11.2, 11.3 and 11.4, shall be the sole and exclusive remedies of the Purchaser and the Sellers for any breach by the other Party of the representations and warranties in this Agreement and for the failure by the other Party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at Law or in equity.

ARTICLE XII
MISCELLANEOUS

Section 12.1    Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:                                 Sony DADC US Inc.
550 Madison Avenue (555/21)
New York, NY 10022
Attn:  Michael Frey, President
Facsimile No.: (212) 833-4293

with a copy to:                                      Sony Corporation of America
550 Madison Avenue, 27th Floor
New York, NY 10022
Attn:  SVP, Legal Department
Facsimile No.: (212) 833-6809

Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Attn:  Larry P. Laubach
Facsimile No.: (215) 701-2346

To the Sellers:                                       Entertainment Distribution Company, LLC
825 8th Avenue
29th Floor
New York, NY 10019
Attn:  Tom Costabile, President
Facsimile No.: (917) 591-8623

with a copy to:                                      Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, NE, Suite 2400
Atlanta, Georgia  30308-2222
Attn:  Elizabeth H. Noe
Facsimile No.: (404) 685-5287

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing in accordance with this Section.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 12.2    Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.3    Assignment; Successors in Interest.  This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser), as the case may be; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Transferred Assets and to seek indemnification hereunder) to any Affiliate of Purchaser without the consent of the Sellers, provided that no such assignment shall relieve the Purchaser of any of its obligations hereunder; provided, further, however, that the Sellers may collaterally assign their rights under this Agreement to Wachovia Bank, National Association, in its capacity as Administrative Agent, to secure their obligations under the Senior Credit Facility.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 12.4    Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.5    Controlling Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules.

Section 12.6    Dispute Resolution.

(a)           Any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach thereof shall be finally and exclusively resolved and settled by arbitration administered by the JAMS Streamlined (for claims under US$250,000) or the JAMS Comprehensive (for claims over US$250,000) Arbitration Rules and Procedures, except as modified in this Section 12.6, in effect at the time the request for arbitration is made.  Each Party hereby irrevocably and unconditionally agrees that the location of any such arbitration shall be New York City, New York.  Judgment upon any award rendered by the arbitrators may be entered by a court having jurisdiction thereof.

(b)           The arbitral tribunal shall consist of three persons appointed in accordance with the following provisions: (i) the Purchaser shall appoint one arbitrator and the Sellers shall appoint one arbitrator within thirty (30) days of the first notice invoking arbitration; and (ii) the two arbitrators thus appointed shall choose a third arbitrator, who will act as the chairperson of the arbitral tribunal.

(c)           The arbitrators shall render a written, reasoned award.

(d)           All fees and expenses of the arbitration shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser.  At the arbitrators’ discretion, attorneys’ fees and expenses may be awarded to the prevailing Party.

(e)           Nothing contained herein shall limit the right of a Party to seek from any court of competent jurisdiction, pending appointment of an arbitral tribunal interim relief in aid of arbitration or to protect or enforce its rights hereunder.

Section 12.7    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated by this Agreement to the greatest extent possible.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 12.8    Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 12.9    Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof, except as provided in Article XI.

Section 12.10   Waiver; Amendment.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 12.11   Integration.  This Agreement and the Ancillary Agreements supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain non-disclosure letter agreement, dated as of June 1, 2007, by and between the Purchaser and the Sellers as amended or extended from time to time) and constitute the entire agreement among the Parties with respect thereto.

Section 12.12    Compliance with Bulk Sales Laws

.  The Purchaser acknowledges that, notwithstanding anything in this Agreement to the contrary, the Sellers will not comply with the provision of the bulk sales Laws of any jurisdiction in connection with the transactions contemplated by this Agreement to the extent they are applicable.  The Purchaser hereby waives compliance by the Sellers with the provisions of such bulk sales Laws.

Section 12.13   Interpretation.  Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender.  References herein to any Law, including, without limitation, CERCLA, ERISA, HIPAA, and the WARN Act, shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder.

Section 12.14    Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.15    No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article XI.  No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such other agreement, plan, program, or document.  This provision shall not prevent the Parties from enforcing any provision in this Agreement, but no other Person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the other agreement, plan, program, or document.  If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 12.16    Transaction Costs.  Except as otherwise expressly provided in this Agreement, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Sellers shall pay the fees, costs and expenses of the Sellers incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of the financial advisors, accountants and counsel to the Sellers.  If this Agreement is terminated, nothing herein shall relieve either Party from liability for any willful and material breach of this Agreement occurring prior to such termination, and the obligation of each Party to pay its own fees, costs and expenses will be subject to any rights of such Party arising therefrom.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

Sellers:

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

By:	/s/ Thomas Costabile
Name:	Thomas Costabile
Title:	President and COO

ENTERTAINMENT DISTRIBUTION COMPANY (USA), LLC

By:	/s/ Thomas Costabile
Name:	Thomas Costabile
Title:	President and COO

Purchaser:

SONY DADC US INC.

By:	/s/ Michael Frey
Name:	Michael Frey
Title:	President